UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PartnerRe Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(2)	Form, Schedule or Registration Statement No.:

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PROXY STATEMENT

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

April 8, 2008

ANNUAL GENERAL MEETING — May 22, 2008

To the Shareholders of PartnerRe Ltd.,

You are cordially invited to attend the Annual General Meeting of your company, PartnerRe Ltd., to be held at 2:30 pm local time on Thursday, May 22, 2008, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. My fellow directors and the executives will be in attendance and I will present a report on the current affairs of your company. You will have an opportunity for any questions and comments.

If you plan to attend the Annual General Meeting I would still ask that you vote in advance of the Annual General Meeting by following the voting instructions outlined in this Proxy Statement. Voting in advance will not prevent you from changing your mind at a subsequent date and you can revoke your voted proxy at any time prior to the Annual General Meeting.

I would also ask that you vote as soon as possible. Prompt voting will eliminate the need for any follow-up work together with any associated costs.

We are grateful for your assistance and express our appreciation in advance.

Yours sincerely,

John A. Rollwagen

Chairman of the Board of Directors

IMPORTANT:	PLEASE VOTE PROMPTLY IN ACCORDANCE WITH THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THE ANNUAL GENERAL MEETING DATE IS MAY 22, 2008.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2008

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of PartnerRe Ltd. will be held at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, on Thursday, May 22, 2008, at 2:30 pm local time, for the following purposes:

1.	To elect four (4) directors to hold office until the 2011 annual general meeting of shareholders or until their respective successors have been duly elected;

2.	To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors, to serve until the 2009 annual general meeting, and to refer decisions about the auditors’ compensation to the Board of Directors;

3.	To approve our 2005 employee equity plan, as amended and restated; and

4.	To consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 28, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual General Meeting.

All shareholders are cordially invited to attend the Annual General Meeting.

By order of the Board of Directors

Christine Patton

Secretary and Corporate Counsel to the Board

Pembroke, Bermuda

April 8, 2008

PROXY STATEMENT

Page
GENERAL INFORMATION	1
CORPORATE DOCUMENTATION	4
OUR DIRECTORS	5
OUR EXECUTIVE OFFICERS	8
SECURITY OWNERSHIP	9
Directors and Officers	9
Other Beneficial Owners	11
Section 16(a) Beneficial Ownership Reporting Compliance	11
CORPORATE GOVERNANCE	12
Board Classification	12
Meetings and Committees of the Board	12
Insurance	12
Communication with Directors	12
Significant Board Practices	12
Board Independence and Expertise	13
Director Qualifications	13
Code Of Business Conduct And Ethics	13
Corporate Governance Principles And Application Guidelines	13
COMMITTEES OF THE BOARD OF DIRECTORS	16
AUDIT COMMITTEE	16
Audit Committee Report	16
COMPENSATION COMMITTEE	17
Compensation Committee Interlocks and Insider Participation	17
Compensation Committee Report	17
FINANCE & RISK MANAGEMENT COMMITTEE	18
HUMAN RESOURCES COMMITTEE	18
NOMINATING & GOVERNANCE COMMITTEE	18
DIRECTOR COMPENSATION	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
Summary Compensation Table	37
All Other Compensation	38
Grants of Plan-Based Awards	39
Outstanding Equity Awards at Fiscal Year-End	40
Option Exercises and Shares Vested	41
Nonqualified Deferred Compensation	41
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	43
EQUITY COMPENSATION PLAN INFORMATION	50
PRINCIPAL ACCOUNTANT FEES AND SERVICES	52
PROPOSAL 1—To elect four (4) directors to hold office until the annual general meeting of shareholders in the year 2011 or until their respective successors have been duly elected	53
PROPOSAL 2—To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors to serve until the 2009 annual general meeting, and to refer the determination of auditors’ remuneration to the board of directors	54
PROPOSAL 3—To approve our 2005 employee equity plan, as amended and restated	55
APPENDIX I	AI 1
APPENDIX II	AII 1

PROXY STATEMENT

PARTNERRE LTD.

Annual General Meeting of Shareholders

May 22, 2008

GENERAL INFORMATION ABOUT THE 2008

ANNUAL GENERAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board of Directors” or “Board”) of PartnerRe Ltd. (“PartnerRe”) of proxies from holders of our common shares. The proxies will be voted at the Annual General Meeting of Shareholders, which will be held at 2:30 pm local time on May 22, 2008, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and at any adjournment thereof.

Our primary mailing address is Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone 1-441-292-0888). Pursuant to rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. PartnerRe expects to provide notice and electronic delivery of this proxy statement and the enclosed proxy card to shareholders on or about April 10, 2008. As further detailed in the Notice Regarding the Availability of Proxy Materials (which will be mailed to shareholders or about April 10, 2008), all shareholders will have the ability to access the proxy materials on the Internet and/or request to receive a printed set of the proxy materials.

WHO IS ENTITLED TO VOTE?

You may vote if you owned common shares as of the close of business on March 28, 2008 (the “Record Date”). Each common share held at the Record Date entitles you to one vote on each matter to be voted on. As of the Record Date, PartnerRe had an aggregate of 54,264,453 common shares issued and outstanding, net of treasury shares. If you constructively or beneficially, directly or indirectly, own more than 9.9% of the voting power of the outstanding common shares, your voting rights will be limited pursuant to a formula specified in our Bye-Laws.

WHAT AM I VOTING ON?

You will be asked to:

(i)	Elect four (4) directors to serve on the Board of Directors until the 2011 annual general meeting of shareholders in the year 2011 or until their respective successors have been duly elected;

(ii)	Re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors, to serve until the 2009 annual general meeting and to refer the determination of auditors’ remuneration to the Board; and

(iii)	Approve our 2005 Employee Equity Plan, as amended and restated.

For more information about these proposals, see pages 53-57.

You also may be asked to consider and take action with respect to other matters that may properly come before the Annual General Meeting. At the date of this Proxy Statement, management has no knowledge of any other business that will be presented for consideration at the Annual General Meeting. In the event any other business is properly presented, the individuals named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment.

WHAT DOES SOLICITATION OF PROXIES MEAN?

If you are unable to attend the Annual General Meeting, you can request that another individual vote on your behalf in accordance with your instructions (the person who votes is referred to as a proxy). In a solicitation of proxies, one party (in this case, the Board) encourages shareholders to appoint one or more particular individuals to vote as their proxy.

HOW DO I APPOINT A PROXY AND INSTRUCT THAT INDIVIDUAL HOW TO VOTE ON MY BEHALF?

You can appoint the proxies recommended by the Board, John A. Rollwagen, the Chairman, and Patrick A. Thiele, the President and Chief Executive Officer, to vote on your behalf, and give those individuals voting instructions by following the directions on the proxy card.

CAN I CHOOSE MY OWN PROXY?

If you are registered, meaning that you hold common shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A., you may appoint another individual to represent you at the Annual General Meeting by notifying Computershare in writing before the time of the Annual General Meeting. You must inform the individual you appoint. Your appointed proxy must provide valid picture identification to be admitted to the Annual General Meeting. If you hold common shares through an account with a bank or broker, please contact the bank or broker to learn how to appoint a proxy.

WILL MY COMMON SHARES BE VOTED IF I DO NOT APPOINT A PROXY?

If you are a registered shareholder and you do not appoint a proxy or vote by telephone or over the Internet, you must attend the Annual General Meeting in order to vote. If you hold common shares through an account with a bank or broker, those shares may be voted even if you do not provide voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. The election of directors and the ratification of Deloitte & Touche as our independent auditors are considered routine matters under these rules.

HOW DO I VOTE PRIOR TO THE ANNUAL GENERAL MEETING?

If you are a registered shareholder, you can vote:

(i)	Over the Internet at the web address shown on the form of proxy; or

(ii)	By telephone, using the telephone number shown on the form of proxy.

If you hold common shares through an account with a bank or broker, you may be unable to vote by telephone or online. Please follow the instructions that the bank or broker provides.

CAN I CHANGE MY MIND AFTER I VOTE?

You may change your vote at any time prior to the Annual General Meeting by:

(i)	Voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Standard Time on May 21, 2008; or

(ii)	Voting at the Annual General Meeting if you are a registered shareholder or have obtained a legal proxy from the bank or broker that holds your account. A legal proxy is an authorization to vote the common shares the bank or broker holds in its name for your benefit on the records of our transfer agent. If you intend to vote at the Annual General Meeting, you must provide our Secretary oral or written notice either at or prior to the meeting. We will not assume that your attendance at the Annual General Meeting means that you wish to change a previous vote.

CAN I ATTEND THE ANNUAL GENERAL MEETING?

The Annual General Meeting is open to all holders of outstanding common shares as of the Record Date, but you must bring valid picture identification to be admitted. If you hold common shares through an account with a bank or broker, you also need to obtain a legal proxy from that entity, which will serve as an admission ticket. SHAREHOLDERS THAT DO NOT HAVE VALID PICTURE IDENTIFICATION AND A LEGAL PROXY (IF REQUIRED) MAY NOT BE ADMITTED TO THE ANNUAL GENERAL MEETING.

MAY I PERSONALLY VOTE AT THE ANNUAL GENERAL MEETING?

If you are a registered shareholder, you may vote at the Annual General Meeting by attending in person. If you hold common shares through an account with a bank or broker, you must obtain a legal proxy from that entity in order to vote at the Annual General Meeting. We encourage all shareholders, even those that plan to attend the Annual General Meeting, to vote in advance of the Annual General Meeting. If you intend to vote at the Annual General Meeting, you must provide our Secretary oral or written notice either at or prior to the meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL GENERAL MEETING?

In order for us to transact business at the Annual General Meeting, the holders of 25% of the outstanding common shares as of the Record Date must have voted prior to the meeting or be present in person or by proxy. This is referred to as a quorum. Common shares will be counted toward a quorum if a shareholder:

(i)	Attends the Annual General Meeting and votes in person;

(ii)	Properly returns a proxy by Internet, mail or telephone; or

(iii)	Indicates an intent to abstain, or if the shareholder’s vote is recorded as a broker non-vote.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

All matters to be voted on at the Annual General Meeting will be decided by a simple majority of votes cast. If common shares are held by a broker that does not indicate how to vote on a particular matter, or if a shareholder abstains from voting on a particular matter, the common shares will be treated as not entitled to vote on that matter for purposes of determining how many votes are required for approval.

HOW DOES THE BOARD SOLICIT PROXIES?

Proxies will be solicited initially by mail. Directors, officers and our employees may make further solicitation personally, by telephone or otherwise, but these individuals will not be specifically compensated for such services.

Shareholders that hold common shares through an account with a bank or broker will be requested to forward the proxy materials to the bank or broker. That entity will be reimbursed for its reasonable expenses incurred in connection with distributing and collecting proxy materials.

WHO PAYS FOR THE SOLICITATION OF PROXIES?

We will bear all of the costs of the solicitation of proxies for use at the Annual General Meeting. If you vote via the Internet, mail or by telephone from outside the United States and Canada, you may incur costs. These costs are your responsibility.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE FORM OF PROXY?

Multiple proxies indicate that your common shares are in more than one account. To ensure that all common shares are voted, please either vote each account by telephone or over the Internet, or sign and return all forms of proxy. We encourage you to register all your accounts in the same name and address. If you hold common shares through a bank or broker, you should contact the bank or broker and request consolidation.

HOW DO I MAKE A PROPOSAL FOR THE 2009 ANNUAL GENERAL MEETING?

You may propose any matter for a vote by our shareholders at the 2009 Annual General Meeting by sending the proposal to the Secretary, PartnerRe Ltd., Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. We may omit the proposal from next year’s proxy statement if it is not received by the Secretary at the address noted above 120 days prior to the first anniversary of the 2008 Proxy Statement or if it does not comply with applicable requirements of the SEC.

CAN I MAKE A PROPOSAL AT THE 2009 ANNUAL GENERAL MEETING?

If a shareholder proposal is introduced at the 2009 annual general meeting without any discussion of the proposal in our proxy statement and the shareholder does not notify us 45 days prior to the first anniversary of this Proxy Statement as required by Exchange Act Rule 14a-4 (c)(1) of the intent to raise such proposal at the annual general meeting, then such proxies received by us for the 2009 annual general meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the address listed in the paragraph above.

GENERAL INFORMATION ABOUT THE PROXY STATEMENT

Corporate Documentation

We refer to corporate documentation throughout the Proxy Statement. We will furnish, without charge, the following corporate documents to all shareholders that make a request:

•	Annual Report on Form 10-K for the year ending December 31, 2007

•	Audit Committee Charter

•	Compensation Committee Charter

•	Finance & Risk Management Committee Charter

•	Human Resources Committee Charter

•	Nominating & Governance Committee Charter

•	The Corporate Governance Principles and Application Guidelines

•	The Code of Business Conduct and Ethics

To obtain a copy of any document listed above, please write to the Secretary, PartnerRe Ltd., Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, or call 1-441-292-0888. We also will furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to our Annual Report on Form 10-K. All of the documentation is also available on our website at www.partnerre.com.

Exchange Rates

Exchange rates between United States dollars to Swiss francs and to the euro are used throughout this Proxy Statement. Unless otherwise indicated, we have applied the following exchange rates:

Exchange Rates*
United States dollar-US$	Swiss francs-CHF
1	1.12616
0.8880	1
United States dollar-US$	European Union-euro
1	1.47235
0.6792	1

*	These exchange rates have been calculated by taking an average of the bid/ask price of the applicable currency on December 31, 2007 as reported on www.oanda.com.

OUR DIRECTORS

The Board consists of eleven directors divided into three classes; Class I has three directors and Classes II and III each have four directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors each year. This section details the name, age, class and committee membership of our directors as of March 28, 2008.

Continuing Class I Directors with terms expiring at the 2009 Annual Meeting:

Robert M. Baylis

Age:	69

Director Since:	May 2000
Committees:	Finance & Risk Management Committee, Chairman Nominating & Governance Committee
Biography:

Mr. Baylis was an executive with CS First Boston until his retirement in 1996. Mr. Baylis currently is a director of New York Life Insurance Company and Host Hotels and Resorts, Inc., and Chairman of the Board for Gildan Activewear, Inc. In 2007, Mr. Baylis became Chairman of the Audit Committee of Woods Hole Oceanographic Institute (a charitable trust). He is an overseer of the University of Pennsylvania Museum and a trustee of the Rubin Museum of Art. Mr. Baylis is a member of the advisory council of the Economics Department of Princeton University.

Jan H. Holsboer

Age:	61

Director Since:	May 2000
Committees:	Audit Committee Nominating & Governance Committee
Biography:

Mr. Holsboer was an executive with ING Group until his retirement in 1999 and a member of the executive board Univar N.V. from 2003 to 2007. Mr. Holsboer also served as President of the Geneva Association from 1993 to 1999. Mr. Holsboer currently is a supervisory director of Atradius N.V., TD Waterhouse Bank N.V., Onderlinge’s Gravenhage/Neerlandia van 1880, and Yura International/YAM Invest N.V. He also serves as Chairman of the Board for Stichting Vie d’Or and Vereniging Pro Senectute.

Kevin M. Twomey

Age:	61

Director Since:	May 2003
Committees:	Audit Committee, Chairman Compensation Committee Human Resources Committee
Biography:

Mr. Twomey was President and Chief Operating Officer of The St. Joe Company until his retirement in 2006. Mr. Twomey currently is a director of Acxiom Corporation, Doral Financial Corporation and is also on the Board of Trustees of the University of North Florida and the U.S. Navy Supply Corps Foundation. Mr. Twomey was a director of Intergraph Corporation from 2004 until 2006 and Novelis Inc. from 2006 until May 2007. Mr. Twomey is chairman of the Board of Trustees of United Way of Northeast Florida.

Continuing Class II Directors with terms expiring at the 2010 Annual Meeting:

John A. Rollwagen, Chairman of the Board

Age:	67

Director Since:	May 2001
Committees:	Nominating & Governance Committee, Chairman Finance & Risk Management Committee
Biography:

John A. Rollwagen was Chairman and Chief Executive Officer of Cray Research, Inc., a Fortune 500 company, until his retirement in 1993. Mr. Rollwagen served as a principal of Quatris Fund from 2000 until 2005. Mr. Rollwagen currently is Chairman of SiCortex Inc. and is a director of Algos Corp. and Cassatt Corp. (formerly known as Unlimited Scale Inc.).

Vito H. Baumgartner
Age:	67

Director Since: Committees:	November 2003 Audit Committee Compensation Committee, Vice Chairman Human Resources Committee, Vice Chairman
Biography:

Mr. Baumgartner was a group president and executive office member of Caterpillar Inc. until his retirement in 2004. Mr. Baumgartner currently is a director of AB SKF, Inc. (Sweden), Scania AB (Sweden) and Northern Trust Global Services Ltd. (UK).

Jean-Paul L. Montupet

Age:	60

Director Since:	February 2002
Committees:	Compensation Committee, Chairman Finance & Risk Management Committee Human Resources Committee, Chairman
Biography:

Mr. Montupet has been an executive of Emerson since 1990. Mr. Montupet currently is an advisory director of Emerson Electric Co. and president of Emerson Europe. Mr. Montupet also is a director of Lexmark International, Inc. and a member of the Board of Governors of NEMA (National Electrical Manufacturers Association).

Lucio Stanca
Age:	66

Director Since:	September 2006 (formerly served from May 1998 - January 2005)
Committees:	Finance & Risk Management Committee Nominating & Governance Committee
Biography:

Mr. Stanca was executive Chairman of IBM EMEA (Europe, Middle East, and Africa) until his retirement in 2001. Mr. Stanca is vice president of the Aspen Institute Italia. Mr. Stanca is the former Minister of Innovation and Technology for the Italian Government and was elected a Senator in 2006.

Nominees for election as the Class III Directors with terms expiring at the 2011 Annual Meeting (see Proposal 1 on page 53):

Judith Hanratty, CVO, OBE

	Age:	64

	Director Since:	January 2005
	Committees:	Finance & Risk Management Committee, Vice Chairman Nominating & Governance Committee
	Biography:

Ms. Hanratty was an executive for British Petroleum plc until she retired in 2003. Ms. Hanratty currently is a director of Charles Taylor Consulting plc and the U.K. Gas and Electricity Markets Authority. Ms. Hanratty also is Chairman of the Commonwealth Education Trust and a member of the editorial board of the Cambridge University Press Legal Practice Section. She is an Honorary Fellow, and former trustee, of Lucy Cavendish College, Cambridge University and a Fellow of the Royal Society for the Encouragement of Arts, Manufactures and Commerce.

Rémy Sautter
	Age:	62

	Director Since:	November 2001
	Committees:	Audit Committee, Vice Chairman Nominating & Governance Committee
	Biography:

Mr. Sautter is Chairman of the Board for RTL Radio, France and Channel 5, UK, a director of M6 Television (Paris), Pages Jaunes (Paris), Taylor Nelson Sofres plc. (London) and Thomson Multimédia P.L.C., and is operating partner of Duke Street Capital (London).

Patrick A. Thiele, President and Chief Executive Officer

	Age:	57

	Director Since:	December 2000
	Committees:	Finance & Risk Management Committee Human Resources Committee
	Biography:	Mr. Thiele is on the Board of Overseers of the School of Risk Management and Actuarial Science, St. John’s Campus, New York, and is a director of ChannelRe Ltd.

Jürgen Zech
	Age:	68

	Director Since:	August 2002
	Committees:	Audit Committee Compensation Committee Human Resources Committee
Biography:

Dr. Zech was an executive for Gerling-Konzern Versicherungs-Beteiligungs-AG until he retired in 2001. Dr. Zech currently is Chairman of Denkwerk GmbH and a director of Seeburger AG, Misys plc. and Klinikum der Universität zu Köln.

OUR EXECUTIVE OFFICERS

This section details the age, position and business experience for each of our named executive officers. Mr. Thiele is described in further detail under the heading “Our Directors” on page 7.

Name	Age	Position
Patrick A. Thiele	57	President and Chief Executive Officer(1)
Albert A. Benchimol	50	Executive Vice President, Chief Financial Officer and Chief Executive Officer, Capital Markets(2)
Bruno Meyenhofer	59	Chief Executive Officer, PartnerRe Global(3)
Scott D. Moore	55	Chief Executive Officer, PartnerRe U.S.(4)
Costas Miranthis	44	Deputy Chief Executive Officer, PartnerRe Global(5)

(1)	Mr. Thiele was appointed President and Chief Executive Officer in December 2000.
(2)	Mr. Benchimol was appointed Executive Vice President and Chief Financial Officer in April 2000 and Chief Executive Officer of Capital Markets, our business unit, in June 2007.
(3)	Mr. Meyenhofer was appointed Chief Executive Officer, PartnerRe Global, our business unit, in February 2002.
(4)	Mr. Moore was appointed President and Chief Executive Officer of Partner Reinsurance Company of the U.S. (“PartnerRe U.S.”), our subsidiary, in July 1998.
(5)	Mr. Miranthis was appointed Chief Actuarial Officer in May 2002 and was promoted to Deputy Chief Executive Officer, PartnerRe Global, our business unit, in September 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

Directors and Officers

The following table sets forth information, as of the Record Date, with respect to the beneficial ownership of all directors and named executive officers. As defined by the SEC, an individual is deemed to be the “beneficial owner” of any shares that the person could acquire through the exercise of any currently exercisable options. The common shares owned by all directors and executive officers as a group constitute approximately 3.05% of the issued and outstanding common shares, net of treasury shares. No common shares owned by our directors or executive officers have been pledged.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Shares
Patrick A. Thiele	532,420	(1)	*
Albert A. Benchimol	226,256	(2)	*
Bruno Meyenhofer	240,311	(3)	*
Scott D. Moore	194,450	(4)	*
Costas Miranthis	50,090	(5)	*
John A. Rollwagen	75,323	(6)	*
Vito H. Baumgartner	33,932	(7)	*
Robert M. Baylis	49,405	(8)	*
Judith Hanratty	25,962	(9)	*
Jan H. Holsboer	62,873	(10)	*
Jean-Paul L. Montupet	36,017	(11)	*
Rémy Sautter	36,667	(12)	*
Lucio Stanca	14,665	(13)	*
Kevin M. Twomey	28,557	(14)	*
Jürgen Zech	45,663	(15)	*
All directors and executive officers (15 total)	1,652,591		3.05%

*	Denotes beneficial ownership of less than 1%

(1)	Mr. Thiele held 451,670 exercisable options to purchase common shares, and 46,700 restricted share units that were vested. In addition, Mr. Thiele has acquired 3,150 common shares under the Employee Share Purchase Plan and held an additional 30,900 common shares of which 15,900 shares were purchased on the open market.
(2)	Mr. Benchimol held 212,054 exercisable options to purchase common shares and 12,200 restricted share units that were vested. In addition, Mr. Benchimol has acquired 2,002 common shares under the Employee Share Purchase Plan.
(3)	Mr. Meyenhofer held 224,354 exercisable options to purchase common shares and 13,205 restricted share units that were vested. In addition, Mr. Meyenhofer has acquired 2,752 common shares under the Employee Share Purchase Plan and Swiss Share Purchase Plan.
(4)	Mr. Moore held 182,250 exercisable options to purchase common shares and 12,200 restricted share units that were vested.
(5)	Mr. Miranthis held 47,615 exercisable options to purchase common shares and 1,650 restricted share units that were vested. In addition, Mr. Miranthis has acquired 825 common shares under the Employee Share Purchase Plan.
(6)	Mr. Rollwagen held exercisable options to purchase 49,413 common shares. In addition, Mr. Rollwagen has been granted 21,910 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant. Mr. Rollwagen also held 4,000 common shares that he purchased on the open market.

(7)	Mr. Baumgartner held exercisable options to purchase 26,249 common shares. Mr. Baumgartner has been granted 7,683 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(8)	Mr. Baylis held exercisable options to purchase 36,124 common shares. In addition, Mr. Baylis has been granted 673 common shares and 10,608 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant. Mr. Baylis also held 2,000 common shares that he purchased on the open market.
(9)	Ms. Hanratty held exercisable options to purchase 20,999 common shares. In addition, Ms. Hanratty has been granted 4,963 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(10)	Mr. Holsboer held exercisable options to purchase 52,124 common shares. In addition, Mr. Holsboer has been granted 1,197 common shares and 9,552 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(11)	Mr. Montupet held exercisable options to purchase 28,124 common shares. In addition, Mr. Montupet has been granted 1,416 common shares and 6,477 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(12)	Mr. Sautter held exercisable options to purchase 28,124 common shares. In addition, Mr. Sautter has been granted 8,543 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(13)	Mr. Stanca held exercisable options to purchase 9,569 common shares. In addition, Mr. Stanca has been granted 5,096 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(14)	Mr. Twomey held exercisable options to purchase 19,124 common shares. In addition, Mr. Twomey has been granted 9,433 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(15)	Dr. Zech held exercisable options to purchase 34,949 common shares. In addition, Dr. Zech has been granted 379 common shares and 10,039 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant. Dr. Zech also held 296 common shares that he purchased on the open market.

Other Beneficial Owners

The following table provides information regarding each person (including each corporate group) that owns, of record or beneficially, more than five percent of our outstanding common shares as of the dates indicated in the accompanying footnotes. The information contained in the table is based solely on reports on Schedule 13G filed with the SEC; we have not independently verified the data. As defined by the SEC, a person is deemed to “beneficially own” shares if such person directly or indirectly (i) has or shares the power to vote or dispose of such shares, regardless of whether such person has any pecuniary interest in the shares, or (ii) has the right to acquire the power to vote or dispose of such shares within 60 days, including through the exercise of any option, warrant or right. The shares detailed in the table are not necessarily owned by the entities named but may be owned by accounts over which they exercise discretionary investment authority.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class

FMR LLC 82 Devonshire Street Boston, MA 02109, U.S.A.	4,700,243	(1)	8.46%

AXA Assurances I.A.R.D Mutuelle 1290 Avenue of the Americas New York, NY 10104, U.S.A.	3,562,199	(2)	6.40%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302, U.S.A.	3,312,468	(3)	5.96%

TPG-Axon 888 Seventh Avenue 38th Floor New York, NY 10019, U.S.A.	3,018,000	(4)	5.40%

(1)	As of December 31, 2007, based on a joint report on Schedule 13G/A filed on February 14, 2008, FMR Corp., Edward C. Johnson 3rd and Fidelity Management & Research Company are together deemed to be the beneficial owners and have sole dispositive power over 4,700,243 common shares. The Schedule 13G/A states that no one person’s interest exceeds 5% of PartnerRe’s total outstanding common shares.
(2)	As of December 31, 2007, based on a report on Schedule 13G/A filed on February 14, 2008, AXA Assurances I.A.R.D. Mutuelle and its affiliates are deemed to be the beneficial owners of 3,562,199 common shares. The Schedule 13G/A was filed on behalf of each of AXA Financial Inc. AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, and AXA.
(3)	As of December 31, 2007, based on a report on Schedule 13G/A filed by Lord, Abbett & Co. LLC (“Lord Abbett”) with the SEC on February 14, 2008, Lord Abbett beneficially owns and has sole dispositive power over 3,312,468 common shares.
(4)	As of December 31, 2007, based on a joint report on Schedule 13G/A filed on February 14, 2008, Dinakar Singh LLC, TPG-Axon GP, LLC, TPG-Axon Capital Management, LP, TPG-Axon Partners GP, LP, TPG-Axon Partners, LP, TPG-Axon Partners (Offshore), Ltd. are together deemed to be the beneficial owners and have sole dispositive power over 3,018,000 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons that own more than 10 percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in beneficial ownership with the SEC and the New York Stock Exchange. We assist directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

Based solely on a review of the reports filed by persons subject to Section 16(a), no director or executive officer failed to file his or her required reports on a timely basis during 2007.

CORPORATE GOVERNANCE

Board Classification

As described above under the heading “Our Directors,” the Board is divided into three classes with terms expiring at successive annual meetings. Class III, whose term expires at the upcoming Annual General Meeting, comprises Judith Hanratty, Rémy Sautter, Patrick A. Thiele and Jürgen Zech. Each director in Class III is standing for reelection, and, if elected, will continue to serve until the new term expires at the 2011 Annual General Meeting.

Meetings and Committees of the Board

The Board held six meetings in 2007 both in person and by telephone. Every director attended at least 75% of the Board meetings held and the committees of the Board of which he or she was a member. Every director attended the 2007 Annual General Meeting. The Board is charged with managing strategic decisions throughout the organization and does so through each of its Committees (for further details see “Committees of the Board of Directors,” on page 16 and “Our Directors” on pages 5-7).

Insurance

The primary underwriter for PartnerRe’s director and officer insurance is Hartford Fire Insurance Company. The policy period runs from April 1 to March 31. Management negotiated an extension of this coverage to May 15, 2008. The cost of this coverage for the one-year period ending March 31, 2008, was $1,671,342 and the cost of the extension was $202,243.

Communication with Directors

Any shareholder or other interested party that wishes to communicate with our directors may write to the Board at Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, marked for the attention of a particular director or the Secretary to the Board. The Secretary’s office opens all such correspondence and forwards it to the relevant director, except for items unrelated to the functions of the Board, business solicitations or advertisements.

Significant Board Practices

Executive Session

At every physical board meeting there is an executive session where Mr. Patrick Thiele, the Chief Executive Officer, is excused. In 2007, there were four physical board meetings. In addition an executive session occurred after a telephonic board meeting meaning there were five executive sessions in 2007. The non-management board members are at liberty to raise whatever issues they wish.

Advance Materials

Information and data important to the directors’ understanding of the business or matters to be considered at a Board or committee meeting are, to the extent practical, distributed sufficiently in advance of the meeting to allow careful review. The directors set an annual agenda in advance, which is circulated with the materials. In addition, the Chairman of the Board and each committee, having had direct input from the directors, sets a quarterly agenda in advance for all Board and committee meetings.

Access to Management and Employees

Directors have full and unrestricted access to management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations of the business within their areas of responsibility.

Access to Outside Advisers

The Board and its committees may retain external counsel or consultants without obtaining the approval of management. The Audit Committee has the authority to retain and terminate the independent auditor. The

Nominating & Governance Committee has the authority to retain search firms to help identify director candidates. The Compensation Committee and the Chairman of the Compensation Committee have the authority to retain compensation consultants for advice on executive compensation matters.

Director and Officer Questionnaire

Every year, each director and executive officer completes a Director and Officer Questionnaire that requires disclosure of information including any transactions with PartnerRe in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

Board Independence and Expertise

All directors have been determined to be independent with the exception of the Chief Executive Officer, Patrick Thiele, who is the only management director. In making its determination of independence, the Nominating & Governance Committee considers the New York Stock Exchange listing standards for independence and reviews a comprehensive list of board memberships and charitable associations for each director. As a result of this review, the Nominating & Governance Committee determined that no director other than Mr. Thiele had a direct or indirect material relationship with PartnerRe. In addition, there are no interlocking directorships and none of our independent directors or any of their immediate family receives any consulting, advisory, legal or other non-director fees from PartnerRe. If any such relationship were deemed to exist, all relevant material fees would be disclosed and the Nominating & Governance Committee would make a new determination as to independence. The Board has not appointed a Lead Director as the role of Chairman is filled by an independent, non-executive director and the Chairman presides at all meetings and at all executive sessions of the Board.

In the normal course of our operations, PartnerRe bought or held securities of companies in which our board members are directors or non-executive directors. All transactions entered into as part of the investment portfolio were completed on market terms.

Director Qualifications

The Nominating & Governance Committee is responsible for identifying, reviewing, assessing and recommending to the Board candidates to fill vacancies on the Board that occur for any reason. The Nominating & Governance Committee follows established criteria when evaluating the candidacy of any individual as a director. There currently are no vacancies on the Board. Further information about the criteria can be found under the heading “Nominating & Governance Committee” on page 18.

Code of Business Conduct and Ethics

The Board has adopted the PartnerRe Ltd. Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all directors, officers and employees. Any specific waiver of the provisions requires approval of the Board or the Audit Committee, and any waivers must be promptly disclosed to shareholders. There were no waivers to the Code of Business Conduct and Ethics in 2007. Any employee, officer or director who violates the Code of Business Conduct and Ethics will be subject to disciplinary action.

The Code of Business Conduct and Ethics was filed with the SEC on Form 10-K on February 29, 2008. A copy is available on our website at www.partnerre.com.

Corporate Governance Principles and Application Guidelines

The Board believes that good corporate governance is critical to achieving business success and aligning the interests of management and shareholders. To that end, the Board adopted the Corporate Governance Principles and Application Guidelines to define how the Board will operate and to reflect PartnerRe’s business and global practices. The Governance Principles specifically note that our Bye-Laws require majority voting for resolutions relating to the election of directors.

Compensation Committee

The Compensation Committee has five primary areas of responsibility:

•	Setting compensation philosophy;

•	Reviewing, and if agreed approving, recommendations by the Human Resources Committee;

•	Making recommendations to the Board with respect to the compensation and benefits of executive management;

•	Managing any plan that provides equity-based awards; and

•	Overseeing the application of PartnerRe’s compensation philosophy to the compensation and benefit policies for all officers subject to Section 16 of the Securities Exchange Act of 1934.

The Compensation Committee meets at least four times per year, but the Chairman may call additional meetings as required.

Compensation Committee Consulting Services

The Chairman of the Compensation Committee, Mr. Montupet has the authority to hire and manage outside consulting services.

Mr. Montupet requests information, analysis and proposals from PricewaterhouseCoopers, who provide consulting services from time to time. As discussed below, examples of these services include reviewing executive retention plans, proposing alternative approaches in the design of long-term incentive plans, recommending peer group comparators and making competitive pay analyses derived from the peer group. Fees for these consulting services are set on a project-by-project basis. We do not pay an annual retainer to PricewaterhouseCoopers.

In 2007, Watson Wyatt was commissioned by the Compensation Committee to review the Charters for the Compensation Committee and the Human Resources Committee. The resulting recommended changes to the Charters were approved at the November 2007 Compensation Committee meeting and posted on our website.

Management also obtains consulting services from other independent compensation consultants on a needs basis throughout the year. Typical projects include market pay studies, industry benchmarking and input on current trends and developments in executive compensation. In 2007, Watson Wyatt was retained to advise on equity grant levels for our senior operating management group.

Compensation of Executive Committee Members: Roles and Responsibilities

Human Resources Committee

The Human Resources Committee is comprised of the Chief Executive Officer and the members of the Compensation Committee. The Human Resources Committee oversees human resources philosophy, strategy, policy and administration for the Section 16 officers (excluding the Chief Executive Officer) and below for the PartnerRe group of companies.

Chief Executive Officer

The Chief Executive Officer is not a member of the Compensation Committee and did not attend any Compensation Committee meetings in 2007. The Chief Executive Officer assists the Compensation Committee via his membership in the Human Resources Committee as follows:

•	Provides business context, the market environment and PartnerRe’s strategic direction;

•	Proposes financial performance measures and organizational performance objectives for each member of the Executive Committee, other than himself, for the next annual performance period; and

•

Makes compensation recommendations for the Executive Committee, other than himself, based on PartnerRe’s financial results and his personal qualitative assessment of the contributions of each Executive Committee member toward those results and other organizational objectives.

Human Resources Management

In February 2007, Human Resources management provided the Compensation Committee with its analysis on internal pay equity, compensation mix, executive share ownership and competitive market comparisons.

Two Human Resources officers attend meetings of the Compensation Committee in a support capacity, but are not members.

•

The Chief Human Resources Officer presents information and proposals and coordinates technical and administrative support for the committee. Once compensation packages are approved, the Chief Human Resources Officer is responsible for implementing the base salary adjustments, the annual incentive payment and the equity award grant.

•	The Director of Group Compensation and Benefits is a resource on technical issues, and serves as secretary to both the Human Resources Committee and the Compensation Committee.

Compensation Consultant

PricewaterhouseCoopers provides information and guidance to the Compensation Committee as requested. Each year at the Compensation Committee’s November meeting, PricewaterhouseCoopers presents a report suggesting which companies constitute an appropriate peer group. (see “External Pay Equity—Competitive Peer Group,” on page 26). Subject to the approval by the Compensation Committee of the peer group, PricewaterhouseCoopers prepares a competitive analysis of total compensation for the Executive Committee members’ against comparable executives at each peer group company. This analysis is presented to the Compensation Committee at the following February meeting. PricewaterhouseCoopers, together with the Chief Human Resources Officer, also presents the Compensation Committee with options for the compensation of the Chief Executive Officer based on peer group analysis.

Compensation Committee

The Compensation Committee reviews all the analysis and information it receives and formulates the final compensation recommendations to the Board for the Executive Committee.

Board of Directors

The Board is responsible for the final approval of all compensation elements for each Executive Committee member, excluding the CEO. All compensation elements of the CEO are discussed and approved during a Board executive session consisting of independent directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established five standing committees: the Audit Committee, the Compensation Committee, the Finance & Risk Management Committee, the Human Resources Committee and the Nominating & Governance Committee. Members of the Audit, Compensation and Nominating & Governance Committees are independent of PartnerRe and management as defined by New York Stock Exchange rules. The committee memberships are as follows:

Audit Committee	Compensation Committee	Finance & Risk Management Committee	Human Resources Committee	Nominating & Governance Committee
Kevin M. Twomey*	Jean-Paul L. Montupet*	Robert M. Baylis*	Jean-Paul L. Montupet*	John A. Rollwagen*
Rémy Sautter**	Vito H. Baumgartner**	Judith Hanratty**	Vito H. Baumgartner**	Robert M. Baylis
Vito H. Baumgartner	Kevin M. Twomey	Jean-Paul L. Montupet	Kevin M. Twomey	Judith Hanratty
Jan H. Holsboer	Jürgen Zech	John A. Rollwagen	Jürgen Zech	Rémy Sautter
Jürgen Zech		Lucio Stanca	Patrick A. Thiele+	Jan H. Holsboer
		Patrick A. Thiele+		Lucio Stanca

*	Chairman
**	Vice-Chairman
+	non-independent director

The Board has adopted a charter for each committee to, among other things, reflect current best practices in corporate governance. The Board and the named executive officers are responsible for managing strategic risk throughout the organisation and are therefore responsible for establishing our limits and policies.

The following section describes the role of each committee.

AUDIT COMMITTEE

The Audit Committee oversees the financial reporting and the internal control structure and our compliance with applicable accounting and regulatory requirements. The Audit Committee regularly meets with management, the Chief Audit Executive and our independent registered public accounting firm to review matters relating to the quality of financial reporting and internal accounting controls, including the nature, extent and results of their audits, and otherwise maintains communications between the independent registered public accounting firm and the Board. The Audit Committee also oversees compliance with the Code of Business Conduct and Ethics. The Audit Committee met nine times during the year ended December 31, 2007.

The Chairman of the Audit Committee, Mr. Kevin M. Twomey, meets the definition of an “audit committee financial expert” as adopted by the SEC, and he has agreed to be designated as the audit committee financial expert for PartnerRe. Mr. Twomey serves on the Audit Committees for two other public companies. Further information about Mr. Twomey can be found on page 5.

The other members of the Audit Committee meet the financial literacy requirements of the New York Stock Exchange. They have a broad range of experience in senior executive positions in their respective industries. The Board has determined that each member of the Audit Committee has appropriate accounting and financial management expertise. Further details relating to the experience of the Audit Committee members can be found in their respective biographies on pages 5-7.

The following report was tabled and approved at a meeting of the Audit Committee on February 26, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee has discussed with the independent registered public accounting firm, Deloitte & Touche (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented, and as required by S-X Rule 2-07.

The Audit Committee has discussed with Deloitte its independence and whether Deloitte’s provision of non-audit related services is compatible with maintaining Deloitte’s independence from management and the Company and has received from Deloitte the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, including written materials addressing the internal quality control procedures of Deloitte.

During fiscal year 2007, the Audit Committee had nine meetings, including telephonic meetings, to discuss amongst other things the quarterly results of the Company. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and Deloitte. Among other things, the Audit Committee discusses with Deloitte the overall scope and plans for their respective audits, and the results of such audits. The Audit Committee separately met with representatives from Deloitte, both with and without management present.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management and with Deloitte. Based on the above-mentioned reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee

Kevin M. Twomey, Chairman

Rémy Sautter, Vice Chairman

Vito H. Baumgartner

Jan H. Holsboer

Jürgen Zech

COMPENSATION COMMITTEE

The Compensation Committee is responsible for all aspects of compensation and benefits policies for our executive officers (including the Chief Executive Officer). This includes reviewing performance measures, evaluating performance, and reviewing all salary and incentive payments and equity awards for those individuals. The Compensation Committee is also responsible for advising the Board whether to adopt or amend plans providing for the issuance of shares or equity-based awards. All final compensation recommendations for the executive officers are put before the Board for final approval. The Compensation Committee met five times during the year ended December 31, 2007.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee in 2007 was an officer or employee of PartnerRe or any of its subsidiaries. There are no Compensation Committee interlocks.

The following report was tabled and approved at a meeting of the Compensation Committee on February 26, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jean-Paul L. Montupet, Chairman

Vito H. Baumgartner, Vice-Chairman

Kevin M. Twomey

Jürgen Zech

FINANCE & RISK MANAGEMENT COMMITTEE

The Finance & Risk Management Committee oversees all aspects of risk and financial management, which includes several functions. In particular, the Finance & Risk Management Committee:

•	Oversees policies and activities related to overall management of our assumed risks pursuant to the Business Strategy and Risk Guidelines established by the Board;

•	Advises the Board with respect to the manner in which capital is exposed to losses through reinsurance and investment activities;

•	Monitors our catastrophe exposure and levels of retrocession appetite and reviews our reserving policy;

•	Reviews our asset allocation policy and investment guidelines and monitors investment performance against agreed benchmarks; and

•	Oversees our balance sheet and capital management policies, including new capital raising, capital allocation, dividend payments and capital expenditure.

The Finance & Risk Management Committee met four times during the year ended December 31, 2007.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee is responsible for our compensation philosophy, all forms of non-current monetary compensation (other than for the named executive officers) and the administration of the defined contribution pension plans. The Human Resources Committee also reviews, analyzes, discusses and, if appropriate, validates management’s recommendations regarding human resource philosophies, policies and programs. The Human Resources Committee focuses primarily on executive compensation (including making recommendations to the Compensation Committee), employee benefits, equity programs and executive succession planning and development. The Human Resources Committee met four times during the year ended December 31, 2007.

NOMINATING & GOVERNANCE COMMITTEE

The Nominating & Governance Committee is responsible for all aspects of governance. The Nominating & Governance Committee identifies individuals qualified to become Board members, often with the assistance of a third party search firm, and recommends appropriate nominees to the Board for election at the next annual general meeting of shareholders or, if necessary, as candidates to fill any vacancies or newly-created directorships that may occur between such meetings. In addition, the Nominating & Governance Committee appoints Board committee members, prescribes committee structure, evaluates Board and committee performance, oversees and sets Board compensation, and develops and recommends to the Board the Corporate Governance Principles and Application Guidelines and oversees compliance with such guidelines. The Nominating & Governance Committee Chairman conducts individual assessments for those directors who are standing for re-election.

Because of the unique and diversified nature of the reinsurance industry, the Nominating & Governance Committee will maintain sole responsibility for the nomination of directors. The Nominating & Governance Committee may, at its discretion, consider any proposals put forward by the shareholders for nomination of a director.

The Nominating & Governance Committee has established and rigorously follows criteria for membership to the Board and any committee. Our evaluation includes a review of prospective candidates’ qualifications (including a determination of whether the candidate is independent); and geographic location; an appraisal of current directors for re-nomination to the Board or re-appointment to any committee; an assessment of the performance of current directors; and a periodic review of the composition of the Board and its committees in light of current challenges and needs. The Nominating & Governance Committee also will consider each director’s individual skills and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, background and experience.

The Nominating & Governance Committee met four times during the year ended December 31, 2007.

DIRECTOR COMPENSATION

The directors’ compensation guidelines align the interests of directors and shareholders by promoting share ownership while maintaining competitive compensation levels.

In setting director compensation, the Nominating & Governance Committee considers both the significant amount of time and the skill level required for directors to fulfill their duties. The total compensation package for director service consists of three components:

•	Cash compensation;

•	Share options; and

•	Restricted share units.

The following table shows how director compensation was allocated among these three components.

Component	Director Annual Amount	Board Chairman Annual Amount
Cash	$ 50,000	$180,000
Share options	$100,000	$120,000
Restricted share units	$ 80,000	$100,000
Dividend equivalents	Per actual dividend rate declared by the Board	Per actual dividend rate declared by the Board

With the exception of the spousal program (described below under “Board Perquisites”), we do not provide any perquisites to the directors.

Equity Components

The share option awards are immediately vested options to purchase PartnerRe common shares. These are granted each year on the date of the annual general meeting. The number of share options granted is determined using the Black-Scholes methodology.

The restricted share units are immediately vested and awarded on a quarterly basis. Each restricted share unit award has a minimum share delivery date restriction of five years from the date of grant. Directors may elect to extend the share delivery date restriction to 10 years or 15 years from the date of grant. If a director’s service terminates for any reason other than death, the delivery deferral will be lifted and the shares will be delivered six months following termination. In the case of termination due to death, the delivery deferral will be lifted and the shares will be delivered immediately to the director’s designated beneficiary or estate. Dividend equivalents on cumulative restricted share unit awards are paid out quarterly in cash.

All equity awards for the directors are made from the 2003 Non-Employee Director Stock Plan. This plan provides for the issuance of up to 500,000 common shares, and prescribes maximum annual limits for share option and restricted share unit awards. PartnerRe may amend or terminate the 2003 Non-Employee Director Stock Plan at any time, in whole or in part. However, any amendment for which shareholder approval is required by law will not be effective until such approval has been obtained. Unless terminated earlier, the plan will expire on May 22, 2013.

Elective Equity Incentive

In order to further align director and shareholder interests, the guidelines allow directors to elect each year to defer 50 percent or 100 percent of their cash compensation to be paid out in equity. This deferral opportunity encourages increased share ownership by providing a company match of 25 percent on the value of deferred cash compensation. The company match is paid out in restricted share unit awards, which are made under the same terms and conditions as the other restricted share unit grants.

Board of Directors Ownership Guidelines

Each director is asked to own, at a minimum, a number of PartnerRe common shares with an aggregate value equal to four times the director’s annual cash compensation entitlement. For purposes of determining levels of ownership, restricted share units and shares held outright are included in each director’s holdings, and the share value is determined. All board members have met the ownership guidelines. Directors who do not meet the ownership guideline are required to defer at least 50 percent of their cash compensation in the form of restricted share units until the guideline is met. As with the elective equity incentive, mandatory deferrals receive a company match equivalent to 25 percent.

The Company match is paid out in restricted share unit awards, which are made under the same terms and conditions as the other restricted share unit grants.

Compensation for the Chairman of the Board

For services as Chairman in 2007, Mr. Rollwagen received equity awards of 8,721 share options and 4,341 restricted share units. Mr. Rollwagen elected to defer 100 percent of his 2007 cash compensation and was therefore entitled to receive a company match equivalent to 25 percent of his deferral.

Chairman of the Board restricted share units	($)
Standard annual restricted share units award	100,000
Cash deferral to restricted share units award	180,000
Company match	45,000
Dividend equivalents in cash	31,327
Total	356,327

Management Director’s Fees and Directors’ Expenses

Mr. Thiele is not paid any fees or additional compensation for services as director or as a member of any committee. All directors, including Mr. Thiele, are reimbursed for travel and other related expenses incurred in attending meetings of the Board or its committees. All directors, including Mr. Thiele, are reimbursed for attending education sessions in connection with fulfilling their obligation as directors or in connection with their membership on their respective committees. Every other year we invite the partners of the directors and executive committee members to a board meeting and provide an extra optional program. No such program took place in 2007.

Director Compensation Table

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2007.

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)*	Total ($)
John A. Rollwagen(3)	180,000	100,000	120,000	—	76,327	476,327
Vito H. Baumgartner(4)	50,000	80,000	100,000	—	22,925	252,925
Robert M. Baylis(5)	50,000	80,000	100,000	4,212	27,956	262,168
Judith Hanratty(6)	50,000	80,000	100,000	—	12,607	242,607
Jan H. Holsboer(7)	50,000	80,000	100,000	—	26,140	256,140
Jean-Paul L. Montupet(8)	50,000	80,000	100,000	—	9,572	239,572
Rémy Sautter(9)	50,000	80,000	100,000	—	18,764	248,764
Lucio Stanca(10)	50,000	80,000	100,000	—	12,835	242,835
Kevin M. Twomey(11)	50,000	80,000	100,000	—	26,283	256,283
Jürgen Zech(12)	50,000	80,000	100,000	—	27,028	257,028

(1)	The grant date fair market values for restricted share unit awards granted in 2007 were as follows; $68.78 on March 1, 2007; $76.53 on June 1, 2007; $72.57 on September 4, 2007; and $83.18 on December 3, 2007.
(2)	The grant date fair market value for option awards granted in 2007 was $73.19 on May 10, 2007.
(3)	Mr. Rollwagen elected to defer 100 percent of his cash compensation and as at December 31, 2007 held exercisable options to purchase 49,413 common shares and 20,857 restricted share units.
(4)	Mr. Baumgartner elected to defer 100 percent of his cash compensation and as at December 31, 2007 held exercisable options to purchase 26,249 common shares and 7,221 restricted share units.
(5)	Mr. Baylis elected to defer 100 percent of his cash compensation and as at December 31, 2007 held exercisable options to purchase 36,124 common shares and 10,146 restricted share units. In addition, pursuant to an expired plan, Mr. Baylis elected to defer his compensation in 2000 and 2002, and such deferral earned $4,212 in interest during 2007.
(6)	Ms. Hanratty elected to defer 50 percent of her cash compensation and as at December 31, 2007 held exercisable options to purchase 20,999 common shares and 4,602 restricted share units.
(7)	Mr. Holsboer elected to defer 100 percent of his cash compensation and as at December 31, 2007 held exercisable options to purchase 52,124 common shares and 9,090 restricted share units.
(8)	Mr. Montupet elected not to defer his cash compensation and as at December 31, 2007 held exercisable options to purchase 28,124 common shares and 6,217 restricted share units.
(9)	Mr. Sautter elected to defer 50 percent of his cash compensation and as at December 31, 2007 held exercisable options to purchase 28,124 common shares and 8,182 restricted share units.
(10)	Mr. Stanca elected to defer 50 percent of his cash compensation and as at December 31, 2007 held exercisable options to purchase 9,569 common shares and 4,735 restricted share units.
(11)	Mr. Twomey elected to defer 100 percent of his cash compensations and as at December 31, 2007 held exercisable options to purchase 28,124 common shares and 9,173 restricted share units.
(12)	Dr. Zech elected to defer 100 percent of his cash compensation and as at December 31, 2007 held exercisable options to purchase 34,949 common shares and 9,577 restricted share units.

*	All Other Compensation includes the following:

Name	Dividend Equivalents ($)	Company Match on Cash Deferral ($)(a)	Corporate Jet ($)	Total ($)
John A. Rollwagen	31,327	45,000	—	76,327
Vito H. Baumgartner	10,425	12,500	—	22,925
Robert M. Baylis	15,456	12,500	—	27,956
Judith Hanratty	6,357	6,250	—	12,607
Jan H. Holsboer	13,640	12,500	—	26,140
Jean-Paul L. Montupet	9,572	—	—	9,572
Rémy Sautter	12,514	6,250	—	18,764
Lucio Stanca	6,585	6,250	—	12,835
Kevin M. Twomey	13,783	12,500	—	26,283
Jürgen Zech	14,478	12,500	50	27,028

(a)	As further detailed under “Elective Equity Incentive” on page 19 and “Board of Directors Ownership Guidelines” on page 20, all deferred cash compensation is entitled to receive a company match equivalent to 25 percent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating & Governance Committee considered certain director relationships when making a determination as to director independence. These relationships are more fully described in “Board Independence and Expertise” on page 13.

There were no related person transactions involving our directors, executive officers, any persons named in “Other Beneficial Owners” on page 11 or any of their immediate family members.

In November 2007, the Board adopted a written Related Person Transaction policy to codify the practice of identifying, approving and reporting any related party transactions. The Nominating & Governance Committee is responsible for applying and enforcing the Related Person Transaction policy. Annually, each director completes a questionnaire identifying board relationships that each director has outside that of PartnerRe. A list of parties is compiled from the responses provided and is distributed to all relevant business unit heads and support staff personnel who then identify and quantify any transactions that may have been consummated with any party identified. The Nominating & Governance Committee determines whether there is a need for the transaction to be stopped and/or to be reported in the proxy or continued and not reported because it falls within certain permitted exceptions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We are a leading global reinsurer, providing multi-line reinsurance to insurance companies. We are an economic entity that exists to take risk and earn an adequate return on the capital that shareholders provide. As the purpose of our business is to assume risk, executives and employees with the skills to assess, value and manage risk are critical to the creation of shareholder value.

Three principles drive our behavior and form the basis for our compensation policies. We are committed to:

•	Selling a product of value to selected insurance and capital markets clients, backed by our financial ability to meet our commitments;

•	Delivering an adequate return on your (the shareholders’) capital to compensate you for the risk we assume on your behalf; and

•

Remaining a well-managed company that follows sound governance practices and provides a challenging work environment where employees can develop their careers and be appropriately rewarded for their performance.

PartnerRe Executive Total Compensation Program

The Compensation Committee developed the Executive Total Compensation Program. The program was designed to establish compensation and benefit programs which will motivate and reward the contributions and behaviors which effectively produce optimal financial and non-financial results and ensure long-term success of PartnerRe for you, our shareholders.

The Executive Committee membership is made up by Mr. Thiele, Mr. Benchimol, Mr. Meyenhofer, Mr. Moore and Mr. Miranthis (further details can be found under the heading “Our Executive Officers” on page 8). All members of the Executive Committee are eligible to participate in the Executive Total Compensation Program. Mr. Miranthis became a member effective September 1, 2007 and his remuneration was prorated accordingly.

As shown in the following table, the Executive Total Compensation Program has several components to meet strategic objectives set by the Board.

Strategic Objective	What We Use to Pursue the Objective
Align the long-term interests of the Executive Committee members and shareholders by fostering an ownership culture	• Annual equity awards based on quantitative financial goals • Share ownership guidelines • Share retention guidelines
Establish competitive pay levels on a total compensation basis	• Market median pay positioning measured against peer group • Internal and external compensation benchmarks
Clearly link pay with performance	• Annual incentive based on quantitative financial goals and organizational objectives • Annual equity awards based on quantitative financial goals
Motivate the Executive Committee members to remain at PartnerRe	• Vesting schedule for equity awards • Deferred annual incentive payments • Chief Executive Officer retention program • Change in control policy • Executive retirement guidelines

Strategic Objective	What We Use to Pursue the Objective
Provide flexibility in form and structure to meet individual time horizons	• Options for compensation customization after specified share ownership conditions are satisfied
Demonstrate good governance and corporate responsibility

•     Compensation Committee charter

•     Compensation Committee independence and authority

•     Independent advice from consultants retained by the Compensation Committee

•     Compliance of compensation programs in all jurisdictions

•     Caps on variable compensation and equity awards

•     Transparency regarding executive compensation

Details on each compensation and benefit component of the Executive Total Compensation Program appear in this Compensation Discussion & Analysis.

Named Executive Officers in the Proxy

The following table identifies the Executive Committee members by title and location:

Member	Title	Location
Patrick A. Thiele	President and Chief Executive Officer, PartnerRe Group	Bermuda
Albert Benchimol	Executive Vice President, Chief Financial Officer, PartnerRe Group and Chief Executive Officer, Capital Markets	Bermuda
Bruno Meyenhofer	Chief Executive Officer, PartnerRe Global	Switzerland
Scott D. Moore	President and Chief Executive Officer, PartnerRe U.S.	USA
Costas Miranthis*	Deputy Chief Executive Officer, PartnerRe Global	Ireland

*	effective September 1, 2007

Elements of Compensation

The three principal types of compensation available to the Executive Committee are base salary, annual incentive and annual equity awards. When setting amounts for each of these components, the Compensation Committee is guided by the philosophy set out in the Executive Total Compensation Plan: “Compensation should be competitive to the median of total compensation for target performance as determined by peer group analysis within the global market environment”. The analysis compares both aggregate total compensation and each element of compensation, to the peer group median.

Base Salary

Salary is intended to compensate Executive Committee members for their extensive years of experience and industry-specific expertise. Other than Mr. Miranthis, who received a promotion in 2007, the salary for the Executive Committee was fixed and effective as of April 1, 2007. As further detailed under “External Pay Equity—Competitive Peer Group,” the Compensation Committee refers to peer company comparisons to set base salary at market competitive levels (see page 26).

Base salaries for the Executive Committee members in the past two years were as follows:

	Annual Salary Rate April, 2006	Annual Salary Rate April, 2007		Percentage Increase
Patrick A. Thiele	$966,000	$1,000,000	(a)	3.5%
Albert Benchimol	$525,000	$543,400		3.5%
Bruno Meyenhofer	CHF 754,000	CHF 770,000		2.1%
Scott D. Moore	$525,000	$543,400		3.5%
Costas Miranthis	$445,000	$460,575	(b)	3.5%

(a)	At his request, Mr. Thiele’s salary has been capped at $1 million per year.
(b)	The 2006 and 2007 base salary rates for Mr. Miranthis were for the position he held as the Chief Actuarial Officer. Mr. Miranthis was promoted to Deputy Chief Executive Officer, PartnerRe Global on September 1, 2007. At that time, his base salary of $ 460,575 was increased to CHF 634,800.

Annual Incentive

All employees of the PartnerRe group, including the Executive Committee, are eligible for a cash annual incentive based on the achievement of pre-determined performance goals in accordance with the PartnerRe Group Annual Incentive Guidelines. These guidelines provide a framework for the structure and payout of annual incentives, including guidance on performance metrics and weights as well as process and governance. For further details about how the annual incentive is determined and what each Executive Committee member was awarded in respect of 2007 business performance, see “Annual Incentive Awards,” on pages 26-28.

Under the guidelines:

•	Each employee has a target annual incentive that is set as a percentage of base salary.

•	The target payout is set to the median range of the competitive market.

•	The annual incentive payout ranges from 0 percent to 200 percent of the target payout based upon performance results.

•	The payout will be at target for target performance, below target for low performance and above target for superior performance.

The target annual incentives and 2007 payout ranges for the Executive Committee members were as follows:

	Target Annual Incentive	Current Base Salary		Minimum Annual Incentive Payout (0% of target)	Target Annual Incentive Payout (100% of target)		Maximum Annual Incentive Payout (200% of target)
Patrick A. Thiele	125%		$1,000,000	$0		$1,250,000		$2,500,000
Albert Benchimol	100%		$543,400	$0		$543,400		$1,086,800
Bruno Meyenhofer	100%	C	HF 770,000	$0	C	HF 770,000	C	HF 1,540,000
Scott D. Moore	100%		$543,400	$0		$543,400		$1,086,800
Costas Miranthis	100%	C	HF 634,800	$0	C	HF 634,800	C	HF 1,269,600

Equity Grants

The Compensation Committee determines annual equity awards based upon company financial performance and individual performance. Equity awards typically are delivered in a mix of either share options or share-settled share appreciation rights and restricted share units.

The Executive Total Compensation Program prescribes share ownership targets for each Executive Committee member; our structured award program enables each individual to reach the targets within a reasonable period of time. As discussed below, Executive Committee members, who reach target ownership levels are permitted to customize the form of their equity grants. For more information about how the annual equity awards are determined, what each member of the Executive Committee was awarded for the 2007 performance year, and what the ownership targets are, see “Annual Equity Grants,” which begins on page 28, and “Executive Share Ownership and Retention,” which begins on page 31.

Analysis of Total Compensation

Mix of Compensation

In February 2008, the Compensation Committee analyzed and reviewed the mix of compensation for the Executive Committee with respect to the 2007 performance year. The key considerations when finalizing the percentage were as follows:

•	Achieving a balance between fixed and variable compensation that supports a pay-for-performance approach, and

•	Ensuring that the equity component is sufficient to align the Executive Committee members’ interests with shareholders’ interests.

The following table shows the total target compensation for 2007 allocated between salary, annual target incentive and target equity awards.

	Target Base Salary	Target Cash Annual Incentive	Target Equity Award Value (*)
Patrick A. Thiele	18%	23%	59%
Albert Benchimol	17%	17%	66%
Bruno Meyenhofer	19%	19%	62%
Scott D. Moore	17%	17%	66%
Costas Miranthis	22%	22%	56%

The table below shows how the actual annual compensation for 2007 was allocated between salary, annual incentive and equity awards. The numbers in the tables differ because of exceptionally strong results in 2007 causing all elements of compensation linked to performance to be higher.

	Base Salary	Actual Cash Annual Incentive	Actual Equity Award Value (*)
Patrick A. Thiele	16%	41%	43%
Albert Benchimol	17%	25%	58%
Bruno Meyenhofer	19%	35%	46%
Scott D. Moore	16%	32%	52%
Costas Miranthis	22%	37%	41%

(*)	The value of equity is based on the Black-Scholes valuation at grant for share-settled share appreciation rights ($11.66) and the fair market value at grant for restricted share units ($77.92) and any cash value arising from the executive’s equity customization election.

Internal Pay Equity

In February 2008, management prepared an internal pay equity analysis for the Compensation Committee. This analysis compares the levels of each principal element of compensation, as well as total compensation for each of the Executive Committee members. Because the reinsurance industry is cyclical, our internal pay equity analysis typically covers a three-year period to ensure that decisions are not skewed by results from aberrational years.

The Compensation Committee determined that the Chief Executive Officer’s compensation, compared to the compensation of the other Executive Committee members, is appropriate and reflects the difference between their respective responsibilities. The Compensation Committee also has determined that compensation levels for the other Executive Committee members are appropriately positioned between the Chief Executive Officer and the next level of management.

Based on the aggregate of salary, annual incentive and equity value averaged over the last three years, the Chief Executive Officer’s annual compensation was 28 times the average annual compensation paid to our employees.

External Pay Equity—Competitive Peer Group

We define our competitive peer group as companies in the insurance or reinsurance industry with which we compete for executive talent. The Compensation Committee annually reviews the companies in the peer group to ensure that they fulfill this definition. PricewaterhouseCoopers recommends the companies constituting the peer group based on their size (revenues and market capitalization), corporate strategy, business mix and location. The Compensation Committee considers and approves the peer group.

The 2007 peer group is as follows: ACE Ltd., XL Capital Ltd., W.R. Berkley Corporation, Reinsurance Group America Inc., Everest Re Group Ltd., Transatlantic Holdings Inc., Arch Capital Group Ltd., Scor SA, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., and RenaissanceRe Holdings.

Based on the recommendations of PricewaterhouseCoopers, five companies were excluded from the 2007 peer group, as they failed to meet the selection criteria defined by the Compensation Committee. The five excluded companies were: White Mountains Insurance Group, Allied World Assurance Holdings, Max Re Capital, Scottish Re and Odyssey Re.

In February 2007, the Compensation Committee reviewed an analysis prepared by PricewaterhouseCoopers comparing compensation within the peer group. The analysis indicated that the total compensation of Executive Committee members were at market median relative to their peers.

Annual Incentive Awards

Performance Weightings, Metrics and Scales

The annual incentive paid to the Executive Committee members varies based on pre-determined, quantitative measures designed to motivate and reward performance. In November 2006, the Compensation Committee approved the performance goals, including the weightings, metrics and scales for each Executive Committee member, for the performance period commencing the following January 1, 2007 and ending on December 31, 2007. Metrics measure both financial and non-financial (organizational) performance against pre-determined objectives. The Compensation Committee applied weights to each metric based on how important the metrics are to our strategy, the current business environment and the behaviors the Compensation Committee wants to encourage and reward.

The following table shows the group and business unit performance metrics.

	Group	U.S./Global	Capital Markets (Public Markets)	Capital Markets (Private Markets)
Profitability	Return on Equity	Return on Equity	Return above Risk-Free Rate	Return on Equity
Organizational	Integrated Risk Management; Capital at Risk; Succession Planning/Management Development
Growth		n/a		Capital Utilized

Each Executive Committee members’ annual incentive is heavily weighted toward PartnerRe’s profitability. PartnerRe uses operating return on equity as the principal financial measure as it ensures that the payments accurately reflect our performance throughout the business cycle of both hard and soft market conditions. The scale, which has not changed in five years, is as follows:

Operating Return on Equity Performance	Payout of Award as a Percentage of Target Incentive
>18%	200%
>17%	180%
>16%	160%
>15%	140%
>14%	120%
12-14%	100%
>11%	80%
>10%	60%
>9%	40%
>8%	20%
<8%	0%

This scale is calibrated to reflect the difficulty associated with achieving each return on equity target shown. The annual incentive target (i.e. payout at 100 percent) reflects a 12 to 14 percent return on equity performance, which is consistent with our long-term goal of a 13 percent return on equity over the reinsurance cycle. The scale starts at 8 percent because we have determined that shareholders are not being adequately compensated for the risk associated with their investment in PartnerRe if the return on equity does not exceed that level. An independent study, conducted by the Research Data Group, of the Dow Jones Wilshire Property & Casualty Index, which covers a broad range of insurance companies in the property and casualty industry, showed that the average return on equity for the industry sector, over the period 1997 to 2007, was 7.2%. The annual incentive payout is capped at 18 percent because the Compensation Committee has determined that an uncapped payout could encourage behavior that is not in the best interests of PartnerRe or our shareholders. As shown in the table on page 28 under the heading “Annual Incentive Payouts,” operating return on equity has reached a low of (9) percent and a high of 26 percent over the past three years.

In addition to the return on equity goal, the Compensation Committee sets other quantitative and qualitative goals. The quantitative goals for 2007 were business unit return on equity. The quantitative goals for 2007 for the group and each business unit (U.S., Global and Capital Markets) were return on equity. In addition, for the Capital Markets business unit, there were two further quantitative goals: increase in capital utilized (Private Markets) and investment profitability in excess of the risk-free rate of return (Public Markets). These quantitative goals are set out in the table on page 28. The qualitative goals are organizational and relate to specific projects and actions that the Board considers crucial to our overall success. These goals are management development, integrated risk management and embedding economic value principles throughout the organization.

2007 Annual Incentive Weightings for the Executive Committee

The following table shows the performance measure and the annual incentive weightings applied to each measure, for the Executive Committee. The Compensation Committee regards Group Performance as the primary indicator of success and therefore the primary measure was return on equity. To reflect our business strategy for our Capital Markets group, there was an additional growth measure for the Chief Financial Officer for this business unit.

Performance Metrics	Chief Executive Officer	Chief Financial Officer	Other Executive Committee Members
Group Return on Equity	80%	50%	50%
Business Unit Return on Equity	—	30%	35%
Business Unit Growth	—	10%	—
Organizational Objectives	20%	10%	15%
Total	100%	100%	100%

The 2007 quantitative goals for each Executive Committee member are detailed in the following table:

Measure	Patrick Thiele	Albert Benchimol	Bruno Meyenhofer	Scott Moore	Costas Miranthis
Group Return on Equity	12 – 14%	12 – 14%	12 – 14%	12 – 14%	12 – 14%
US Return on Equity				12 – 14%
Global Return on Equity			12 – 14%		12 – 14%
Capital Markets Return on Equity (Private Markets)		12 – 14%
Capital Markets Capital Utilized (Private Markets)		15%
Capital Markets Investments Profitability Return in Excess of Risk-Free Rate (Public Markets)		1.5 – 1.75%

Annual Incentive Payouts

This table shows PartnerRe’s operating return on equity for the past three years

Year	2005	2006	2007
Operating Return on Equity	(9%)	26%	25%

This table shows, as a percentage of target, PartnerRe’s annual incentive payout for each Executive Committee member for the past three years. In addition, the table shows the actual amount paid to each member of the Executive Committee in 2008.

	2005 % of Target	2006 % of Target	2007 % of Target	2007 Annual Incentive Paid in February 2008
Patrick A. Thiele	43%	186%	200%	$2,500,000
Albert Benchimol	74%	173%	141%	$763,477
Bruno Meyenhofer	22%	165%	197%	CHF 1,513,050
Scott D. Moore	20%	185%	197%	$1,067,781
Costas Miranthis	n/a	n/a	167%	CHF 1,062,198

Annual Equity Grants

The Compensation Committee strives to align the long-term interests of employees and shareholders by encouraging employees to own PartnerRe common shares. One way we pursue this objective is by making annual equity grants.

Total Equity Pool

Since equity awards are a grant of ownership in PartnerRe, the Compensation Committee has determined it is appropriate that the number of shares available to allocate to employees each year varies with the value employees have created for shareholders. From 2001 through 2006, the Compensation Committee used operating return on equity to measure value creation. The following table shows how the Compensation Committee converted one year’s return on equity performance results to an equity pool based on a percentage of PartnerRe common shares outstanding:

Annual Operating Return on Equity – before dividends (%)	Percentage of Common Shares Outstanding (%)
>15	2.7*
>14 to 15	2.4
>13 to 14	2.1
>12 to 13	1.8
>11 to 12	1.5
>10 to 11	1.2
<10	0.8

*	The operating return on equity at December 31, 2006 was greater than 15 percent, which resulted in our ability to grant equity awards reflecting up to 2.7 percent of our outstanding common shares as of December 31, 2006, or a total equity pool of 1,560,675 option equivalents delivered as either share-settled share appreciation rights or restricted share units.

In 2006, the Compensation Committee determined growth in economic value per share to be a more appropriate measure for determining the size of the total equity pool as it more accurately reflects value creation and adopted it as the metric. Unlike operating return on equity, the calculation of economic value per share captures aspects of value creation that are critical to a reinsurance company, such as growth in shareholders’ equity. The Compensation Committee determined that this valuation period incorporates a longer-term view and is better aligned with the objectives of a long-term incentive. Economic value is defined as the difference between the net present value of our tangible assets and net present value of our liabilities. The table below shows how economic value is calculated:

Economic Value
Common shareholder equity
(i)	+ Value of discount in reserves
(ii)	+ Unrecognized future value
(iii)	+ Embedded value of Life business
(iv)	- Goodwill
(v)	- Tax due if the value of items (i) to (iii) were immediately recognized

Using a longer performance period will enable us to reward Executive Committee members for sustained success, and also will ensure that unusually good or bad years do not have an unwarranted impact on the size of equity grants. The Compensation Committee therefore approved the use of economic value per share growth as the financial measure for 2007.

The revised table below, approved by the Compensation Committee, shows how the compound annual growth rate in economic value per share translates into the corresponding equity pool.*

Economic Value Per Share Growth – after dividends (%)	Percentage of Common Shares Outstanding (%)
>12.5	2.7
>11.5 – 12.5	2.4
>10.5 – 11.5	2.1
>9.5 – 10.5	1.8
>8.5 – 9.5	1.5
>7.5 – 8.5	1.2
>6.5 – 7.5	1.0
<6.5	0.8

The Compensation Committee approved the total equity pool for annual equity awards to employees based upon 2007 compound annual growth in economic value per share of 18.3 percent and common shares outstanding of 55,936,361 as of December 31, 2007.

In 2007, the compound annual growth in economic value per share was greater than 12.5 percent, which resulted in our ability to grant equity awards reflecting up to 2.7 percent of our outstanding shares of common shares as of December 31, 2007, or a total equity pool of 1,510,282 option equivalents to be delivered as either share-settled share appreciation rights or restricted share units.

Equity Pool Allocation

The Compensation Committee recommends how the equity pool should be allocated among the Chief Executive Officer, the other Executive Committee members and other employees. These recommendations are based upon a mathematical formula derived from peer group analysis. Since 2005, shares available for equity awards have been distributed as follows:

Allocation Category	Pool Allocation as % of Total Equity Pool
Chief Executive Officer	13
Other Executive Committee Members	27
Other Employees	60

For 2007, these percentages translated to the following numbers:

Total Equity Pool
1,510,282

Executive Committee Equity Pool		Employee Equity Pool
40%		60%
604,113		906,169

Chief Executive Officer 1/3	Other Executive Committee 2/3
201,371	402,742

* This table was developed after studying historical data from 2001 to 2006 which compared equity pools resulting from the return on equity metric compared to the economic value per share metric. The scales are broadly comparable in terms of generating similar equity pools under either metric.

Specific equity award grants to the individual Executive Committee members were as follows:

	Allocation as % of Total Equity Pool	Share-Settled Share Appreciation Rights (3-year ratable vest)	Restricted Share Units (3-year cliff vest)	Cash
Patrick A. Thiele	13	—	16,110	$1,408,792
Albert Benchimol	9	80,323	10,710	—
Bruno Meyenhofer	9	—	10,710	CHF 1,018,538
Scott D. Moore	9	—	10,710	$936,569
Costas Miranthis	5	48,194	6,426	—

Form of Equity

The Executive Committee members do not receive their equity grants in the form of common shares. Equity awards consist of a mix of share-settled share appreciation rights and restricted share units. For more information, see “Compensation Customization” on page 33. For this purpose, the Compensation Committee has determined, based on 2007 Black-Scholes valuations, that five share-settled share appreciation rights are equivalent to one restricted share unit.

The Compensation Committee has determined that the restricted share units, which vest all at once (known as “cliff vesting”) three years after the grant date, will encourage Executive Committee members to remain with PartnerRe. Similarly, our share-settled share appreciation rights, which vest ratably over a period of three years, will encourage Executive Committee members to continue efforts to achieve growth in value and share price. The Compensation Committee has determined that the three-year vesting schedule is consistent with market practice.

Executive Share Ownership and Retention

To promote the goal of aligning the interests of Executive Committee members with the interests of shareholders, the Executive Total Compensation Program prescribes share ownership guidelines, holding restrictions and incentives to encourage Executive Committee members to hold a stake in the future value of PartnerRe.

Share Ownership Guidelines

The Executive Committee members are required to meet and maintain two types of share ownership targets:

•	Total shares/equivalents, meaning shares owned outright, restricted shares, restricted or deferred share units and shares held in qualified plans; and

•	Total shareholdings, meaning total shares/equivalents plus all exercisable and unexercisable options and share-settled share appreciation rights.

The targets are expressed as a percentage of total shares outstanding and were derived from an analysis of senior executives’ share ownership within our competitive peer group. The following table shows ownership targets for the Executive Committee members and their respective actual share ownership as of December 31, 2007.

Ownership Targets	Total Shares/Equivalents as a Percentage of Shares Outstanding	Total Shareholdings as a Percentage of Shares Outstanding
Chief Executive Officer	0.20	1.00
Other Executive Committee	0.05	0.25

Actual Holdings at December 31, 2007	Total Shares/Equivalents as a Percentage of Shares Outstanding	Total Shareholdings as a Percentage of Shares Outstanding
Patrick A. Thiele	0.28	1.09
Albert Benchimol	0.07	0.54
Bruno Meyenhofer	0.07	0.64
Scott D. Moore	0.06	0.39
Costas Miranthis	0.01	0.11

As discussed below, we do not impose a direct penalty on an Executive Committee member who has not yet reached the ownership targets. However, those members are not permitted to sell any of the net shares (see paragraph below for definition) that they have been granted, prior to reaching the targets, and they are not eligible for our compensation customization program.

Net Share Retention Guidelines

The Executive Total Compensation Program prescribes net share retention guidelines for all equity grants. For this purpose, “net shares” are the shares remaining from a transaction (i.e., the exercise of an option or the vesting of restricted shares) after the Executive Committee member sells enough shares to pay the applicable exercise price and any related tax or social security liabilities. Under the guidelines:

•	Executive Committee members who have not met the applicable total shareholdings ownership target must retain 100 percent of the net shares they acquire until the target is met;

•

Executive Committee members who have met the total shareholdings ownership target must retain, for at least three years, 50 percent of the net shares they acquire. This holding period is reduced to one year for Executive Committee members who are 55 or older; and

•

If the Executive Committee member has met both ownership targets and his/her Total Shares or Total Shareholdings percentage drops below the target amounts, due to a share issuance by the company or due to the sale of shares by the individual to cover taxes upon the vesting of restricted stock or RSUs, the member will have a one-year grace period to once again meet the targets. During this grace period, the Executive Committee member can replenish his/her ownership status through new awards or purchases, while continuing to be eligible to customize compensation.

Elective Company Match

The Compensation Committee further encourages Executive Committee member share ownership by offering a company match on elective deferrals of cash annual incentives. Executive Committee members may elect to defer all or a portion of their cash annual incentive by converting it immediately to vested deferred share units. These deferred share units have a minimum delivery date restriction of five years from the date of grant, but Executive Committee members may choose to defer their delivery dates for ten years or until retirement or other termination. The company match will consist of restricted share units valued at 25 percent of the deferred cash incentive value. These restricted share units will vest all at once after three years and have delivery date restrictions that match the restrictions of the related deferred share units.

Compensation Customization

The Compensation Committee recognizes that each individual Executive Committee member may have preferences for different forms of compensation based upon their respective personal financial portfolio, risk appetite, retirement goals and timeline. To ensure that our compensation program optimally motivates, rewards and retains key executives, the Executive Total Compensation Program contains Compensation Customization Guidelines. To ensure that Executive Committee members’ interests remain aligned with shareholders’ interests, only Executive Committee members who have met the two share ownership targets described above are eligible for compensation customization. Mr. Thiele, Mr. Benchimol, Mr. Meyenhofer and Mr. Moore respectively are all eligible to customize their annual equity compensation.

The Compensation Customization Guidelines permit Executive Committee members to choose the form in which they will receive the value of their annual equity awards. Eligible Executive Committee members may change the standard form of annual equity awards (typically 60 percent in share-settled share appreciation rights and 40 percent in restricted share units) by selecting from a pre-defined menu of alternatives, including 100 percent in share options or share-settled share appreciation rights, 100 percent in restricted share units, or 50 percent in restricted share units and 50 percent in deferred cash.

The amount of a deferred cash award is equal to the dollar value of the related shares delivered in share-settled share appreciation rights and restricted share units on the date of grant. The equity allocation for each Executive Committee member is divided in two, representing the standard award breakdown of a 60 percent grant in restricted share units and a 40 percent grant in share-settled share appreciation rights. The number of restricted share units to be granted is multiplied by the fair market value of common shares of PartnerRe on the date of grant. Instead of granting share-settled share appreciation rights, this dollar amount is granted in a deferred cash award. Deferred cash awards vest ratably over three years. Upon vesting, the Executive Committee member receives the vested portion of the award in cash with interest equal to the three-month treasury bill rate, which is compounded quarterly. The full-year interest is paid to each Executive Committee member annually in February.

The 2007 annual equity awards delivered to the Executive Committee members were as follows:

	Customization Eligibility	Share-settled Share Appreciation Rights (3-year ratable vest)	Restricted Share Units (3-year cliff vest)	Deferred Cash (3-year ratable vest)
Patrick A. Thiele	Yes	—	40%	60%
Albert Benchimol	Yes	60%	40%	—
Bruno Meyenhofer	Yes	—	40%	60%
Scott D. Moore	Yes	—	40%	60%
Costas Miranthis	No	60%	40%	n/a

Retirement Benefits and Conditions

The Compensation Committee determined that Executive Committee members who have dedicated themselves to PartnerRe for a significant period and who have participated at the highest level of management in shaping and guiding our future long-term value should share in the rewards of their contributions. In addition, the Compensation Committee encourages Executive Committee members to focus on PartnerRe’s long-term value, through to the day of retirement and beyond, by giving them the opportunity to realize the full value of their long-term incentive awards. To accomplish both of these objectives, the Executive Total Compensation Program outlines special treatment of equity compensation awarded to retiring Executive Committee members who meet prescribed age and service requirements and who agree to the prescribed post-retirement conditions.

Executive Retirement Definition and Status

Executive Committee members are eligible for executive retirement benefits once they meet one of these age and service requirements:

•	55 years old with 10 years of service;

•	58 years old with 8 years of service; or

•	60 years old with 5 years of service.

This chart shows when each Executive Committee member will satisfy one of these criteria.

Executive Committee	Eligible for Executive Retirement Benefits
Patrick A. Thiele	December 1, 2008
Albert Benchimol	August 19, 2012
Bruno Meyenhofer	Currently Eligible
Scott D. Moore	Currently Eligible*
Costas Miranthis	August 7, 2018

*	Mr. Moore became eligible for executive retirement benefits on February 20, 2008.

Special Treatment of Equity Compensation on Retirement

Under the Executive Total Compensation Program, any unvested awards held by an eligible member of the Executive Committee as of his or her retirement date will continue to vest under the original vesting provisions for an additional 36 months. Similarly, any options or share-settled share appreciation rights (including those that vest post-retirement) will remain exercisable for the remainder of their original term.

Post-retirement Conditions

In order to retain the beneficial treatment of long-term equity compensation awards, an Executive Committee member must agree that he or she will not do any of the following for 36 months following retirement:

•	Compete in the reinsurance business in the locations where PartnerRe does business;

•	Solicit employees or customers to a company that competes in the reinsurance business in the locations where PartnerRe does business; or

•	Disclose PartnerRe confidential information, unless legally required to do so.

Chief Executive Officer Retention

The Compensation Committee and the Board has full confidence in the expertise, integrity and leadership of Mr. Patrick A. Thiele as our Chief Executive Officer. The Compensation Committee wants to ensure that we are providing every incentive and motivation to Mr. Thiele to remain in his position through the most critical stages of the current reinsurance business cycle.

In November 2004, we entered into retention award arrangements with Mr. Thiele, which were designed based on recommendations from PricewaterhouseCoopers. The arrangements provide for a deferred cash award in the amount of $2,500,000 and a separate award of 42,582 restricted share units, each of which represents the right to future delivery of one common share. These awards are subject to two conditions:

•	Mr. Thiele must remain our employee until December 31, 2009; and

•	PartnerRe’s book value per share must equal or exceed $65.00 per diluted share, as presented in our 2009 audited financial statements.

Other Compensation & Benefits

Mr. Thiele and Mr. Benchimol are based at the corporate headquarters in Bermuda. There is competition for talent among the international companies in Bermuda, and the cost of living is significant. All employees receive a housing allowance and Bermudian payroll tax reimbursement. In keeping with our compensation philosophy, policies at corporate headquarters reflect local market practices, the competitive practice for Executive Committee members in Bermuda also includes reimbursement of car expenses, club fees and tax filing assistance if applicable (see Summary Compensation Table on page 37 for further details).

Mr. Miranthis, who resides in Europe, receives various benefits associated with an expatriate package such as housing and education benefits, tax equalization, family health care benefits and relocation assistance. These additional benefits will cease in 2010 when the transition period expires and local employment terms and conditions apply.

Other items included in “other compensation” reflect each Executive Committee member’s participation in broad-based plans that are the same for all employees. These include competitive employer contributions to defined-contribution retirement plans, company-paid life insurance premiums and cash dividend equivalent payments on unvested, undelivered restricted share units.

Severance

To assist in recruiting executive officers and to ensure that we are competitive with the market, we provide for severance payments to the Executive Committee members. Severance will be paid when employment terminates under several different scenarios, including a change in control. Severance triggers, restrictive conditions and compensation are governed by executive employment agreements and our change in control policy.

Impact of Regulatory and Accounting Requirements

The Compensation Committee is mindful of how regulatory requirements, particularly those described below, affect its decisions.

Internal Revenue Code Section 162(m)

Section 162(m) precludes a public company (with certain exceptions) from taking an income tax deduction for compensation in excess of $1 million paid to specified executive officers. We have determined that the corporate income tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy. Accordingly, although we generally intend to avoid losing a tax deduction due to Section 162(m), we reserve the right to pay amounts that are not deductible in appropriate circumstances. In 2007, the compensation of Mr. Moore, who is an employee of PartnerRe U.S., was subject to the corporate income tax deductibility rules of Section 162(m). (No other Executive Committee member’s compensation was subject to the corporate income tax deductibility rules of Section 162(m)). We have determined that all of Mr. Moore’s 2007 compensation will be a deductible expense under Section 162(m). However, certain equity awards that were provided to Mr. Moore in prior years and were settled in 2007 are non-deductible.

Deferred Compensation Subject to Internal Revenue Code Section 409A

Section 409A imposes certain requirements on deferred compensation. If those requirements are not satisfied, the amounts deferred may be subject to an additional tax and interest. The Compensation Committee wants to ensure that our U.S. tax-paying employees will not be subject to penalties under Section 409A. To accomplish this objective, all compensation and benefit programs involving U.S. tax-paying employees are designed and administered so they either do not meet the definition of “non-qualified deferred compensation” under Section 409A or comply with the appropriate requirements.

FAS 123R

FAS 123R describes how public companies must account for equity compensation. In determining share-settled share appreciation rights and restricted share awards in 2007, the Compensation Committee considered the potential expense of those programs under FAS 123R and the impact on earnings per share. The Compensation Committee concluded that the associated expense and earnings per share impact were appropriate, given the objectives of our Equity Total Compensation Program, competitive compensation practices in the reinsurance industry, our performance, and the motivational and retention effect of the awards.

Chief Executive Officer Equity Awards

The tables below give details on the equity awards made to Mr. Thiele since his employment commenced. Mr. Thiele has not exercised any of the options or sold any shares arising from these equity awards. The following tables do not include annual incentive deferral.

Restricted share awards

Grant Date	Number		Fair Market Value per Share
12/1/2000		10,000	$53.83
2/24/2004		5,000	$55.63
	Total:	15,000

Restricted share units

Grant Date	Number		Fair Market Value per Share
11/16/2004		42,582	$59.15
2/10/2005		28,612	$62.91
2/24/2006		10,000	$61.20
2/23/2007		26,011	$71.35
2/27/2008		16,110	$77.92
	Total:	123,315

Share options

Grant Date	Number		Exercise Price Share
12/4/2000		70,000	$53.67
2/26/2002		54,375	$53.80
2/25/2003		100,000	$49.68
2/24/2004		150,000	$55.63
2/10/2005		50,143	$62.91
	Total:	424,518

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2006 and 2007. All assumptions used in calculating FAS 123R values with respect to the stock and option awards are described in Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The amounts disclosed in column (e) include all restricted share unit awards. The amounts disclosed in column (f) include all options, cash-settled share appreciation rights and share-settled share appreciation rights. The amounts disclosed in column (g) were determined by the Compensation Committee at its February 26, 2008, meeting and were paid out shortly thereafter. The amounts disclosed in column (h) are further detailed in the table under the header “All Other Compensation.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)
Name and Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)*	Total ($)
Patrick A. Thiele, President and Chief Executive Officer, PartnerRe Ltd.(4)	2007	991,500	204,000	2,581,085	406,312	2,500,000		758,680	7,441,577
	2006	956,222	0	2,494,690	1,014,645	2,245,950		553,977	7,265,484
Albert Benchimol, Executive Vice President and Chief Financial Officer, PartnerRe Ltd.	2007	538,800	0	701,524	666,212	763,477		474,854	3,144,867
	2006	518,750	0	340,834	658,902	905,625		334,028	2,758,139
Bruno Meyenhofer, Chief Executive Officer, PartnerRe Global(5)(6)	2007	680,212	0	1,237,280	1,426,417	1,343,588		99,426	4,786,923
	2006	664,231	0	915,915	2,225,931	1,104,761		101,263	5,012,101
Scott D. Moore, President and Chief Executive Officer, PartnerRe U.S.(7)	2007	538,800	427,365	1,439,901	55,156	1,067,781		140,359	3,669,362
	2006	518,750	325,365	319,375	356,250	971,250		99,759	2,590,749
Costas Miranthis, Deputy Chief Executive Officer, PartnerRe Global(8)	2007	500,128	0	112,011	165,720	943,232		526,002	2,247,093
	2006	440,000	0	55,735	167,559	620,686	(9)	444,361	1,728,341

(1)	All salary increases are effective and pro-rated during the fiscal year. The figures reflect the total salary received by the named executive officers during the applicable fiscal year. Our named executive officers are not entitled to defer their salary in exchange for equity.
(2)	As described in further detail under “Compensation Customization” on page 33, Mr. Thiele and Mr. Moore are eligible to customize the payout of their equity award value under the Executive Total Compensation Program as they have met the required share ownership targets. They have elected to receive portions of their equity award value in restricted cash. The cash vests ratably over three years with an interest rate equal to a 3-month U.S. Treasury Bill rate. PartnerRe has disclosed the earned portion only of the cash award in column (d) for the applicable year. The interest is reported in column (h). This differs from the presentation of these amounts in the 2006 proxy statement, which included the entire award and related interest in column (h).
(3)	In accordance with FAS 123R, column (e) reflects the amount expensed in the applicable fiscal year for restricted share units and column (f) reflects the amount expensed in the applicable fiscal year for options, share-settled share appreciation rights and cash-settled share appreciation rights.
(4)	Mr. Thiele is eligible to retire as of December 1, 2008; consequently all of his equity grants are amortized over the period remaining until his retirement date.
(5)	In addition to options and share-settled share appreciation rights, Mr. Meyenhofer received cash-settled share appreciation rights in 2001. These options were expensed at $468,500 during 2007. Mr. Meyenhofer has reached retirement age, so all of his equity grants are expensed immediately and are not amortized over the life of the grant.
(6)	All of Mr. Meyenhofer’s cash compensation was paid in Swiss francs. The exchange rate was used to convert amounts reported. Mr. Meyenhofer’s salary and non-equity incentive plan compensation for 2007 were CHF 766,005 and CHF 1,513,050, respectively.
(7)	Mr. Moore was eligible to retire on February 20, 2008; consequently all of his equity grants amortized over the period remaining until his retirement date.
(8)	Mr. Miranthis’ salary was paid partially in U.S. dollars and partially in Swiss francs and his non-equity incentive plan compensation was paid in Swiss francs. The exchange rate was used to convert amounts reported. Mr. Miranthis’ salary for 2007 was US$ 312,227 plus CHF 211,600. Mr. Miranthis’ non-equity incentive plan compensation for 2007 was CHF 1,062,198.
(9)	In 2006 Mr. Miranthis received an annual incentive of $791,995. This sum included a foreign exchange adjustment of $171,309, which was disclosed in the “All Other Compensation” column in the 2006 proxy statement.

*All Other Compensation

	Patrick A. Thiele ($)		Albert Benchimol ($)		Bruno Meyenhofer ($)	Scott D. Moore ($)	Costas Miranthis ($)
Housing	229,500		192,000		0	0	182,838
Tax equalization	99,902		79,471		n/a	n/a	103,168
Bermuda payroll tax reimbursement(1)	15,145		15,145		n/a	n/a	15,145
Bermuda government social insurance	1,430		1,430		n/a	n/a	936
Car expenses	0	(5)	41,686	(5)	0	0	0
Club fees	6,300		7,650		0	0	3,150
Tax filing assistance	28,615		0		0	3,850	0
Personal use of corporate apartment(2)	0		0		736	n/a	0
Personal use of corporate jet(3)	7,138		50		0	0	0
Company contributions to defined contribution plans and non-qualified plan	148,725		80,820		41,404	59,268	73,643
Life insurance premiums	5,466		4,648		0	4,044	9,663
Dividend equivalents	204,319		51,954		57,286	51,954	8,544
Interest from equity customization(4)	9,896		0		0	21,243	0
Executive health benefit—company paid portion	2,033		0		0	0	0
Executive health benefit—gross up	211		0		0	0	0
Health coverage premium	n/a		n/a		n/a	n/a	3,708
Relocation/shipping expenses	n/a		n/a		n/a	n/a	50,983
Children’s education costs	n/a		n/a		n/a	n/a	74,224
Total:	758,680		474,854		99,426	140,359	526,002

(1)	The Bermuda government imposes a payroll tax of 4.75 percent on all employees in the Bermuda office. This tax was capped using a maximum compensation level of $235,000 until March 31, 2007 and is currently capped at $350,000. We reimburse all Bermuda employees for payment of this payroll tax.
(2)	We make available to all employees a corporate apartment in Paris. Named executive officers are entitled to use the apartment for personal or business use. Generally, employees other than named executive officers may use the apartment for business purposes with the approval of a named executive officer. The apartment is subject to a lease, which can be terminated on three months notice. In the event a guest shares the apartment with an employee who is using it for business purposes, there is no incremental cost to us. In the event the apartment is used solely for personal purposes, it is valued at a rate of euro 100 per night. In 2007, Mr. Meyenhofer used the apartment for personal use for five nights. The exchange rate was used to convert this figure.
(3)	The Chief Executive Officer has access to three private airplanes in which we have a fractional interest. The Chief Executive Officer must approve any business use of the aircraft by employees and directors, and such use was limited in both 2006 and 2007. In 2007, the policy was, other than in exceptional circumstances, not to permit employees, including the Chief Executive Officer, to use the aircraft for personal use. In February 2008, the Nominating and Governance Committee approved personal usage of company aircrafts by the Chief Executive Officer for up to 40 hours per year. There was no personal use by the named executive officers of the airplanes during fiscal 2006 or 2007, but there were limited instances in which guests were passengers on business-related flights. In such cases, the individual paid us an amount equivalent to the taxable benefit as valued by the Internal Revenue Service, which the Nominating and Governance Committee believes is the fair value for such use. The incremental cost to us for personal guests of Mr. Thiele and Mr. Benchimol was calculated as $7,138 and $50, respectively. All personal use of the airplanes in exceptional or emergency situations is reported to the Audit Committee on a quarterly basis, and all use of the airplanes is reviewed annually by the Audit Committee. The total cost to us of operating the aircraft in 2007 was $1,633,949.
(4)	See footnote (2) to the Summary Compensation Table on page 37.
(5)	Under their executive employment agreements, Mr. Thiele and Mr. Benchimol are entitled to the use of a company car. When the company cars are not being used by them, they are utilized for other business-related purposes. The cost of both company cars was fully expensed in the year of purchase. In 2007, Mr. Thiele did not request any reimbursement for servicing or licensing of his company car. In 2007, we purchased a new car for use by Mr. Benchimol, and the total cost, including related expenses, was $41,686.

Grants of Plan-Based Awards

This table discloses cash-based non-equity incentive plan awards paid in February 2007 in respect of 2006 and equity awards granted in 2007. It does not include any cash award that resulted from an executive officer’s equity customization.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Option (#)(2)	Exercise or Base Price of Option Awards ($)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Patrick A. Thiele(4)	2/23/2007				26,011			1,855,885
		0	1,250,000	2,500,000
Albert Benchimol(4)	2/23/2007				17,341			1,237,280
	2/23/2007					69,364	$71.35	957,917
		0	543,400	1,086,800
Bruno Meyenhofer(4)(5)	2/23/2007				17,341			1,237,280
	2/23/2007					69,364	$71.35	957,917
		0	683,760	1,367,520
Scott D. Moore(4)	2/23/2007				17,341			1,237,280
		0	543,400	1,086,800
Costas Miranthis(4)(6)	2/23/2007					10,500	$71.35	145,005
	2/23/2007				2,625			187,294
		0	563,702	1,127,405

(1)	All share awards vest in their entirety after three years. Dividend equivalents are paid out quarterly in cash.
(2)	We granted share appreciation rights, but no share options, during fiscal year 2007. Share appreciation rights were granted under the Employee Equity Plan with an exercise price equal to the market value of our common shares on the date of grant. Share appreciation rights will vest 33 percent on the first anniversary of the date of grant, 33 percent on the second anniversary, and 34 percent on the third anniversary.
(3)	The valuation for share appreciation rights is calculated by multiplying the Black-Scholes valuation of $13.81 by the number of underlying SARs.
(4)	As described in further detail under “Annual Incentive” on page 24, all employees of the PartnerRe group are eligible for a cash annual incentive based on the achievement of pre-determined performance goals. Each employee has a target annual incentive that is set as a percentage of base salary. The annual incentive payout ranges from 0 percent to 200 percent of the target payout based upon results.
(5)	Mr. Meyenhofer’s minimum, target and maximum annual incentive was CHF 0, CHF 770,000 and CHF 1,540,000, respectively. The exchange rate was used to convert Mr. Meyenhofer’s annual incentive.
(6)	Mr. Miranthis’ minimum, target and maximum annual incentive was CHF 0, CHF 634,800 and CHF 1,269,600, respectively. The exchange rate was used to convert Mr. Miranthis’ annual incentive. Mr. Miranthis’ annual incentive was prorated in 2007 as a result of his promotion.

The Compensation Committee reviews, adjusts and recommends the final total equity pool and the annual equity awards for the individual Executive Committee members. The grant date of the annual equity awards is the date the Board approves such awards, at the February Board meeting. Share-settled share appreciation rights for eligible employees are granted with an exercise price equal to the fair market value of PartnerRe’s common shares. The fair market value is the average of the high and low trading prices of the common shares on the trading date immediately preceding the grant date. In 2007, the fair market value of the rights was higher than the closing price of the common shares on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick Thiele	—		—		—	—	26,011		2,146,688	0	—
	—		—		—	—	10,000		825,300	0	—
	33,094		17,049		62.91	2/10/2015	32,230	(4)	2,659,942	0	—
	150,000		—		55.63	2/24/2014	—		—	42,582	3,514,292
	112,613	(3)	—		49.68	2/25/2013	—		—	0	—
	68,914	(3)	—		53.80	2/26/2012	—		—	0	—
	70,000		—		53.67	12/4/2010	—		—	0	—
Albert Benchimol	—		69,364	*	71.35	2/23/2017	17,341		1,431,153	0	—
	7,057		14,328	*	61.20	2/24/2016	5,000		412,650	0	—
	28,248		14,552		62.91	2/10/2015	12,200		1,006,866	0	—
	68,000		—		55.63	2/24/2014	—		—	0	—
	42,500		—		49.68	2/25/2013	—		—	0	—
	21,750		—		53.80	2/26/2012	—		—	0	—
Bruno Meyenhofer	—		69,364	*	71.35	2/23/2017	17,341		1,431,153	0	—
	7,057		14,328	*	61.20	2/24/2016	5,252	(4)	433,448	0	—
	28,248		14,552		62.91	2/10/2015	12,200		1,006,866	0	—
	68,000		—		55.63	2/24/2014	—		—	0	—
	—		42,500	(5)	49.68	2/25/2013	—		—	0	—
	—		21,750	(5)	53.80	2/26/2012	—		—	0	—
	50,000	**	—		51.39	2/27/2011	—		—	0	—
	4,800		—		36.31	4/3/2010	—		—	0	—
Scott Moore	—		—		—	—	17,341		1,431,153	0	—
	—		—		—	—	5,000		412,650	0	—
	—		—		—	—	12,200		1,006,866	0	—
	68,000		—		55.63	2/24/2014	—		—	0	—
	42,500		—		49.68	2/25/2013	—		—	0	—
	21,750		—		53.80	2/26/2012	—		—	0	—
	50,000		—		51.39	2/27/2011	—		—	0	—
Costas Miranthis	—		10,500	*	71.35	2/23/2017	2,625		216,641	0	—
	2,475		5,025	*	61.20	2/24/2016	1,250		103,163	0	—
	9,240		4760		62.70	2/24/2015	1,650		136,175	0	—
	11,000		—		55.63	2/24/2014	—		—	0	—
	5,000		—		49.68	2/25/2013	—		—	0	—
	9,200		—		51.17	5/27/2012	—		—	0	—
*	Share-settled share appreciation rights. ** Cash-settled share appreciation rights.
(1)	All grants of options and share appreciation rights vest 33 percent on the first anniversary of the grant date, 33 percent on the second anniversary, and 34 percent on the third anniversary.
(2)	The market value of restricted shares and restricted share units is based on the closing price of $82.53 at December 31, 2007. All share awards vest in their entirety three years from the date of grant. Dividend equivalents are paid out quarterly in cash.
(3)	Mr. Thiele’s annual incentive deferral into options for 2002 and 2003 vested immediately on date of grant.
(4)	Numbers include the company match portion of the annual incentive deferral, given in the form of restricted share units (3,618 shares for Mr. Thiele in 2005 and 252 shares for Mr. Meyenhofer in 2006). Annual incentive deferrals are fully vested at grant with a five year delivery restriction. The company match portion vests in its entirety three year from the date of grant.
(5)	Mr. Meyenhofer has 64,250 options blocked from exercise for a period of six years from the date of grant.

Option Exercises and Shares Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick A. Thiele	—	—		1,666	118,869	(3)
Albert Benchimol	—	—		—	—
Bruno Meyenhofer	40,000	3,037,414	(1)	—	—
Scott D. Moore	—	—		—	—
Costas Miranthis	20,800	1,575,363	(2)	—	—

(1)	Mr. Meyenhofer’s aggregate exercise price was $1,790,000.
(2)	Mr. Miranthis’ aggregate exercise price was $1,064,336.
(3)	The value of the shares is based on the fair market value on the date of vesting (defined as the average high and low on the preceding trade date).

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
Patrick A. Thiele	0		148,725		66,090		0	1,704,262
Albert Benchimol	16,164		80,820		23,462		0	815,019
Bruno Meyenhofer	20,702	*	41,404	*	79,861	*	0	3,336,395	*
Scott D. Moore	12,552		34,518		29,574		0	710,594
Costas Miranthis(2)	6,121	*	73,643	*	12,775	*	0	453,175	*

(1)	The registrant’s contributions in 2006 for Mr. Thiele, Mr. Benchimol, Mr. Meyenhofer, Mr. Moore and Mr. Miranthis were $143,433, $77,812, $56,567, $57,063 and $66,000, respectively. These amounts were disclosed in the Summary Compensation Table of the 2006 proxy statement. The aggregate balances at December 31, 2006 for Mr. Thiele, Mr. Benchimol, Mr. Meyenhofer, Mr. Moore and Mr. Miranthis were $1,489,447, $694,573, $3,165,650*, $633,994 and $360,637, respectively.
(2)	The contributions made by and on behalf of Mr. Miranthis include both Swiss francs and U.S. dollars.
*	The exchange rate was used.

Bermuda-based employees

We have three nonqualified defined contribution plans in Bermuda: the Non-Registered Pension Plan, the Registered Pension Plan and the Deferred Compensation Plan. The three plans were established to address the differing needs of the different employee populations. The Registered Pension Plan applies only to Bermudians and spouses of Bermudians.

Investment options, employer contributions and vesting schedules are the same for all three plans. We contribute 15 percent of annual base salary each year. Employees are vested 50 percent after one year of service and 100 percent at the end of two years.

Mr. Thiele and Mr. Benchimol

Mr. Thiele and Mr. Benchimol respectively are eligible for benefits under the Non-Registered Pension Plan and the Deferred Compensation Plan. Eligible employees may elect to supplement employer contributions by deferring salary and/or annual incentive payments. Up to 10 percent of salary, and any part of annual incentive payments, can be contributed as long as the employee makes an election at least six months prior to the end of the performance period in question. Payouts and withdrawals may be made only upon the employee’s separation from service. Payout will commence six months after the employee’s separation from service and may be in the form of a lump sum or installments, as determined by prior election.

Mr. Miranthis

During Mr. Miranthis’s employment in Bermuda, he was eligible for benefits under the Non-Registered Pension Plan. In addition to 15 percent of base salary employer contributions, Mr. Miranthis was able to contribute up to 10 percent of his annual salary into this plan. Upon his separation from service, any deferred amount will be paid out as a lump sum directly to Mr. Miranthis. Mr. Miranthis remained in the Non-Registered Pension Plan through August 31, 2007. Upon moving to Switzerland and joining the Swiss Plan (described below) as of September 1, 2007, we have continued to make employer contributions of 5 percent of base salary into the Non-Registered Pension Plan to cover the shortfall between the Swiss Plan and his Bermuda benefit.

Switzerland-based employees

Mr. Meyenhofer

The laws of Switzerland require employee pension funds to have a guaranteed rate of return. We have a nonqualified defined contribution plan for retirement and a nonqualified defined benefit arrangement for disability and death, combined into one plan. The plan requires an employer contribution equal to 10 percent of an employee’s base salary and an employee contribution equal to 5 percent of base salary. As required under Swiss law, all contributions to this plan vest immediately, and the plan is governed by a pension committee comprising both employer representatives (designated by us) and employee representatives. The committee selects and manages the plan administrator, makes investment decisions, decides hardship withdrawals and communicates with employees about plan-related matters.

U.S.-based employees

Mr. Moore

In addition to our qualified defined contribution plan for all U.S.-based employees, we have a nonqualified defined contribution plan for members of senior management employed in the United States. Under the nonqualified plan, eligible employees receive an employer contribution of 3 percent of base salary above $220,000, and an additional employer contribution of 200 percent of up to an additional 4 percent of base salary exceeding $220,000. All contributions to the nonqualified plan are vested immediately. Salary and annual incentive deferral elections, as well as distribution payments, are intended to comply with Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Executive Employment Agreements

Mr. Thiele, Mr. Benchimol, Mr. Moore and Mr. Miranthis all respectively have executive employment agreements. Under these agreements, “termination” is defined as death, disability and termination by us for cause or by the executive for good reason. The agreements set forth compensation for each defined type of termination, as well as for termination for any other reason. The termination compensation was compared to competitive benchmarks and recommended by PricewaterhouseCoopers.

Severance benefits under the executive employment agreements are subject to post-termination restrictions. These restrictions prevent the solicitation of business or PartnerRe employees for the benefit of competitors.

Mr. Moore’s executive agreement entitles him to post-retirement benefits consisting of continued hospital and medical coverage. There are no contractual agreements for post-retirement benefits for any of the other Executive Committee members.

Mr. Meyenhofer does not have an executive employment agreement and therefore does not have specific severance provisions.

Change in Control Policy

The Compensation Committee approved the PartnerRe Ltd. Change in Control Policy effective November 2004. This policy has two objectives: to provide incentives to ensure that management acts in the best interests of shareholders, and to protect compensation and benefits in order to retain key executives during a change in control transaction. Each of the Executive Committee members has an individual change in control agreement governed by this policy.

The policy’s definition of a change in control is consistent with the definition in the shareholder-approved 2005 Employee Equity Plan.

The change in control policy defines the two conditions for certain senior employees, including the Executive Committee, to be eligible for severance in the form of cash compensation and benefits:

1.	A change in control event as defined in the policy has occurred within the previous 24 months; and

2.	The employee is terminated for reasons other than death, disability or for cause, or the employee terminates with good reason. For this purpose, termination “for cause” will result if an employee engages in gross negligence or willful misconduct or the employee is convicted of a criminal offense. An employee will be deemed to have terminated “with good reason” if the employee is assigned duties inconsistent with his or her position, authority, duties, responsibilities or status with us; his or her compensation and benefits are reduced without the employee’s consent; or there is any other material change in the conditions of employment.

The Compensation Committee recognizes that even if key executives are not terminated as a result of a change in control event, they may want to leave the new organization for other reasons. However, the loss of key employees during the initial integration phase in a change in control may be detrimental to the new organization. Moreover, the acquiring company is likely to pay more if its management is confident of our assistance during the transition. Therefore, the change in control policy provides an incentive to key executives to remain with the new organization during the critical first year. Specifically, if an Executive Committee member or other key executive remains in his or her position during the first 12 months following a change in control, then during a 30-day period following the first anniversary of the change in control, the executive may terminate his or her employment without good reason and still be entitled to the same severance cash compensation and benefits that would have been paid if the executive’s employment had been terminated.

The tables below reflect the amount of compensation that would be paid to each of our named executive officers in the event such executive’s employment had terminated under various scenarios, including disability or death, for cause or without good reason, and a change of control. The amounts shown assume that a termination was effective as of December 31, 2007; thus, amounts earned through that date are included. The amounts shown in the tables are only estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from us.

Payments Made Upon a Change of Control

Patrick A. Thiele

The following table shows the potential payments upon termination or a change in control for our President, Chief Executive Officer and director, Patrick Thiele.

Patrick A. Thiele President & Chief Executive Officer & Director	Death (1)	Disability (2)(3)(4)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change In Control)(5)	Executive Voluntary Termination or Company Termination for Cause(6)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control(7)
Base salary	$500,000	$3,812,248	$1,000,000	$0	$3,000,000
Annual incentive—target	$625,000	$0	$2,245,950	$0	$4,570,617
Annual incentive—pro rata	$2,245,950	$2,245,950	$2,245,950	$0	$1,250,000
Housing continuance	$57,375	$57,375	$57,375	$0	$57,375
Car continuance(8)	$0	$0	$0	$0	$0
Health & welfare benefit continuance	$0	$211,934	$0	$0	$68,305
Gross-up on U.S. excise tax	n/a	n/a	n/a	n/a	$5,202,549
Equity Awards
Options/SARs	$334,501	$334,501	$334,501	$0	$334,501
Restricted shares/restricted share units	$0	$0	$0	$0	$5,631,930
Cash customization of equity award	$0	$0	$0	$0	$1,902,463
Retention award—restricted share units	$2,141,258	$2,141,258	$2,141,258	$0	$0
Retention award—cash	$1,523,250	$1,523,250	$1,523,250	$0	$0
Total	$7,427,334	$10,326,516	$9,548,284	$0	$22,017,740

(1)	Mr. Thiele’s spouse and/or dependants would be entitled to receive six months of base salary; 50 percent of his target annual incentive; continuation of housing and motor vehicle (presently Mr. Thiele does not utilize his car benefit) for a period of three months or, if earlier, until the spouse/dependents leave Bermuda (we assumed three months for purposes of this calculation); immediate vesting of all unvested equity awards; and a pro rata annual incentive for the termination year, based on the previous year’s annual incentive amount. If the performance condition for Mr. Thiele’s retention awards is achieved on a pro rata basis, then a pro rata portion of the awards will vest and be delivered to Mr. Thiele’s designated beneficiary or estate.
(2)	Mr. Thiele would be entitled to two-thirds of his base salary, to be paid by insurance and supplemented by PartnerRe as necessary, for so long as he is disabled and entitled to benefits; continuation of housing and motor vehicle for a period of three months or, if earlier, until he leaves Bermuda (we assumed three months for purposes of this calculation); immediate vesting of all option awards; a pro rata annual incentive for the termination year, based on the previous year’s annual incentive amount; and continued medical coverage until age 65. If the performance condition for Mr. Thiele’s retention awards is achieved on a pro rata basis, then a pro rata portion of the awards will vest and be delivered to Mr. Thiele.
(3)	We are responsible for paying any difference between long-term disability payments required under our benefit plans and the actual amount paid by insurance. Insurance benefits consist of two-thirds of base salary up to a monthly cap of $15,000. Any difference will be paid to Mr. Thiele for so long as he is disabled and entitled to benefits (age 65).

Mr. Thiele’s monthly base salary	$83,333
Two-thirds of monthly base salary	$55,556
Portion paid by insurance	$15,000
Portion paid by us	$40,556
Number of months to age 65	94

Total paid by us	$3,812,248
(4)	Mr. Thiele’s medical coverage will continue at our expense until age 65. For purposes of this calculation, we assumed an 11 percent increase in premiums each year until age 65. This assumption is based on the average increase in premiums from 2003 to 2007.
(5)	Mr. Thiele would be entitled to continuation of his base salary for one year; 1/12th of his previous base salary paid each month for one year; continuation of housing and motor vehicle for a period of three months or, if earlier, until he leaves Bermuda (we assumed three months for purposes of this calculation); immediate vesting of all options and share appreciation rights; and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount. If the performance condition for Mr. Thiele’s retention awards is achieved on a pro rata basis, then a pro rata portion of the awards will vest and be delivered to Mr. Thiele.
(6)	Mr. Thiele would be entitled to all accrued salary and benefits through the date of termination and would forfeit all unvested awards and all retention awards.
(7)	Mr. Thiele would be entitled to three times his current annual base salary and average annual incentive over the prior three years; a pro rata target annual incentive for the year of termination; health and welfare benefit continuation for three years; continuation of housing and motor vehicle for a period of three months or, if earlier, until he leaves Bermuda (we assumed three months for the purposes of this calculation); and U.S. excise tax reimbursement and gross-up.

Annual Incentive Calculation:
2004 Annual Incentive	$1,820,672
2005 Annual Incentive	$503,995
2006 Annual Incentive	$2,245,950

Annual Average	$1,523,539

In the event of a change in control, the restricted share units that constitute part of Mr. Thiele’s retention awards will be converted into a cash award using the fair market value on the effective date of the change in control. Thereafter, the restricted share units-converted award and cash award are no longer subject to the performance condition, but will remain subject to the provision requiring Mr. Thiele to remain employed by PartnerRe until December 31, 2009. In the event Mr. Thiele terminates for good reason or we terminate Mr. Thiele without cause prior to December 31, 2009, Mr. Thiele will receive a pro-rated portion of the award if the performance condition is met on a pro-rated basis, in accordance with a pre-determined vesting schedule.

(8)	The amount for car continuance has been recorded as zero as the full value of the car was attributed as compensation in the year of purchase.

Albert Benchimol

The following table shows the potential payments upon termination or a change in control for our Executive Vice President, Chief Financial Officer and Chief Executive Officer, Capital Markets, Albert Benchimol.

Albert Benchimol, Executive Vice President, Chief Financial Officer and Chief Executive Officer, Capital Markets	Death (1)	Disability (2)(3)(4)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (5)	Executive Voluntary Termination or Company Termination for Cause (6)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (7)
Base salary	$271,700	$2,658,082	$543,400	$0	$1,086,800
Annual incentive—target	$271,700	$0	$905,625	$0	$1,350,083
Annual incentive—pro rata	$905,625	$905,625	$905,625	$0	$543,400
Housing continuance	$48,000	$48,000	$48,000	$0	$48,000
Car continuance(8)	$0	$0	$0	$0	$0
Health & welfare benefit continuance	$0	$592,381	$0	$0	$43,124
Equity Awards
Options/SARs	$1,366,616	$1,366,616	$1,366,616	$0	$1,366,616
Restricted shares/restricted share units	$0	$0	$0	$0	$2,850,669
Total	$2,863,641	$5,570,704	$3,769,266	$0	$7,288,692

(1)	Mr. Benchimol’s spouse and/or dependants would be entitled to receive six months of base salary; 50 percent of his target annual incentive; continuation of housing and motor vehicle for a period of three months or, if earlier, until the spouse/dependents leave Bermuda (we assumed three months for purposes of this calculation); immediate vesting of all unvested equity awards; and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount.
(2)	Mr. Benchimol would be entitled to two-thirds of his base salary, to be paid by insurance and supplemented by PartnerRe as necessary, for so long as he is disabled and entitled to benefits; continuation of housing and motor vehicle for a period of three months or, if earlier, until he leaves Bermuda (we assumed three months for purposes of this calculation); immediate vesting of all equity awards; a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount; and continued medical coverage until age 65.
(3)	We are responsible for paying any difference between long-term disability payments required under our benefit plans and the actual amount paid by insurance. Insurance benefits consist of two-thirds of base salary up to a monthly cap of $15,000. Any difference will be paid to Mr. Benchimol for so long as he is disabled and entitled to benefits (age 65).

Mr. Benchimol’s monthly base salary	$45,283
Two-thirds of monthly base salary	$30,189
Portion paid by insurance	$15,000
Portion paid by us	$15,189
Number of months to age 65	175

Total paid by us	$2,658,082

(4)	Mr. Benchimol’s medical coverage will continue at our expense until age 65. For purposes of this calculation, we assumed an 11 percent increase in premiums each year until age 65. This assumption is based on the average increase in premiums from 2003 to 2007.
(5)	Mr. Benchimol would be entitled to a continuation of his base salary for one year; 1/12th of his previous base salary paid each month for one year; continuation of housing and motor vehicle for a period of three months or, if earlier, until he leaves Bermuda (we assumed three months for purposes of this calculation); immediate vesting of all options and share appreciation rights; and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount.
(6)	Mr. Benchimol would be entitled to all accrued salary and benefits through the date of termination and would forfeit all unvested awards.

(7)	Mr. Benchimol would be entitled to two times his current annual base salary and average annual incentive over the prior three years; a pro rata target annual incentive for the year of termination; health and welfare benefit continuation for two years; continuation of housing and motor vehicle for a period of three months or, if earlier, until he leaves Bermuda (we assumed three months for the purposes of this calculation); and U.S. excise tax reimbursement and gross-up.

Annual Incentive Calculation:
2004 Annual Incentive	$752,000
2005 Annual Incentive	$367,500
2006 Annual Incentive	$905,625

Annual Average	$675,042

(8)	The amount for car continuance has been recorded as zero as the full value of the car was attributed as compensation in the year of purchase. For further details, see the “All Other Compensation” table on page 38.

Bruno Meyenhofer

The following table shows the potential payments upon termination or a change in control for the Chief Executive Officer for PartnerRe Global, Bruno Meyenhofer. Mr. Meyenhofer does not have an executive employment agreement and therefore does not have specific severance provisions.

Bruno Meyenhofer Chief Executive Officer, PartnerRe Global	Death	Disability (1)(2)	Retirement (3)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (2)	Executive Voluntary Termination or Company Termination for Cause (2)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (4)
Base salary	n/a	n/a		n/a	n/a	$1,367,527
Annual incentive—target	n/a	n/a		n/a	n/a	$1,376,023
Annual incentive—pro rata	$0	$0		$0	$0	$683,764
Car continuance	$0	$0		$0	$0	$0
Health & welfare benefit continuance	$0	$0		$0	$0	$18,113
Equity Awards
Options/SARs	$0	$0	1,366,616	$0	$0	$1,366,616
Restricted shares/restricted share units	$0	$0	2,871,466	$0	$0	$2,871,466
Total	$0	$0	4,238,082	$0	$0	$7,683,509

(1)	Standard local benefits will apply.
(2)	Mr. Meyenhofer would be entitled to all accrued salary and benefits through the date of termination, but would forfeit all unvested options and restricted share units.
(3)	Pursuant to the terms of the Executive Total Compensation Plan, as at December 31, 2007, Mr. Meyenhofer is eligible to retire. On retirement, all unvested equity awards will continue to vest under the original vesting provisions for 36 months following the date of termination of employment.
(4)	Mr. Meyenhofer would be entitled to two times his current annual base salary and average annual incentive over the prior three years, and a pro rata target annual incentive for the year of termination. All unvested options will vest immediately and become exercisable.

Annual Incentive Calculation:
2004 Annual Incentive	$924,232
2005 Annual Incentive	$120,760
2006 Annual Incentive	$1,019,042

Annual Average	$688,011

Scott Moore

The following table shows the potential payments upon termination or a change in control for the Chief Executive Officer of PartnerRe U.S., Scott Moore.

Scott D. Moore Chief Executive Officer, PartnerRe U.S.	Death (1)	Disability (2)(3)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (4)	Executive Voluntary Termination or Company Termination for Cause (5)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (6)
Base salary	$271,700	$0	$543,400	$0	$1,086,800
Annual incentive—target	$271,700	$0	$0	$0	$1,242,867
Annual incentive—pro rata	$971,250	$0	$971,250	$0	$543,400
Health & welfare benefit continuance	$0	$351,432	$0	$0	$68,305
Equity Awards
Options/SARs(7)	$0	$0	$0	$0	$0
Restricted shares/restricted share units	$0	$0	$0	$0	$2,850,669
Cash customization of equity award	$0	$0	$0	$0	$1,564,405
Total	$1,514,650	$351,432	$1,514,650	$0	$7,356,446

(1)	Mr. Moore’s spouse and/or dependants would be entitled to receive six months of base salary; 50 percent of his target annual incentive; and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount.
(2)	Mr. Moore would be entitled to 60 percent of his base salary to be paid by insurance (such payments are capped at $10,000 per month), for so long as he is disabled and entitled to benefits with no supplement by PartnerRe; and continued medical coverage until age 65.
(3)	Mr. Moore’s medical coverage will continue at PartnerRe’s expense until age 65. For purposes of this calculation, we assumed an 11 percent increase in premiums each year until age 65. This assumption is based on the average increase in premiums from 2003 to 2007.
(4)	Mr. Moore would be entitled to his base salary for the remainder of the unexpired term of his employment agreement or twelve months, whichever is longer; a bonus equal to the annual incentive amount received for the previous year; and immediate vesting of all unvested options and share appreciation rights.
(5)	Mr. Moore would be entitled to all accrued salary and benefits through the date of termination and would forfeit all unvested awards.
(6)	Mr. Moore would be entitled to two times his current annual base salary and average annual incentive over the prior three years, a pro rata target annual incentive for the year of termination, health and welfare benefit continuation for three years, continuation of housing and motor vehicle for three months, U.S. excise tax reimbursement and gross-up, and immediate vesting of all unvested options.

Annual Incentive Calculation:
2004 Annual Incentive	$794,300
2005 Annual Incentive	$98,750
2006 Annual Incentive	$971,250

Annual Average	$621,433

(7)	As of December 31, 2007, Mr. Moore does not hold any unvested options or share appreciation rights.

Costas Miranthis

The following table shows the potential payments upon termination or a change in control for the Deputy Chief Executive Officer, PartnerRe Global, Costas Miranthis.

Costas Miranthis Deputy Chief Executive Officer, PartnerRe Global	Death	Disability (1)(2)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (2)	Executive Voluntary Termination or Company Termination for Cause (2)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (3)
Base salary	n/a	n/a	$281,851	$0	$1,127,405
Annual incentive—target	n/a	n/a	$293,981	$0	$1,175,925
Annual incentive—pro rata	n/a	n/a	$587,963	$0	$563,702
Housing Continuance	n/a	n/a	$35,000	$0	$35,000
Health & welfare benefit continuance	n/a	n/a	$9,270	$0	$37,079
Equity Awards
Options/SARs	$0	$0	$0	$0	$318,964
Restricted shares/restricted share units	$0	$0	$0	$0	$455,978
Total	$0	$0	$1,208,065	$0	$3,714,054

(1)	Standard local benefits will apply.
(2)	Mr. Miranthis would be entitled to all accrued salary and benefits through the date of termination, but would forfeit all unvested options and restricted share units.
(3)	Mr. Miranthis would be entitled to two times his current annual base salary and average annual incentive over the prior three years, and a pro rata target annual incentive for the year of termination. All unvested options will vest immediately and become exercisable.

Annual Incentive Calculation:
2004 Annual Incentive	$310,200
2005 Annual Incentive	$661,693
2006 Annual Incentive	$791,995	*

Annual Average	$587,963

* For additional information regarding this figure, see footnote 9 to the Summary Compensation Table on page 37.

EQUITY COMPENSATION PLAN INFORMATION

As part of our long-term incentive compensation for executives and employees, we maintain the PartnerRe Ltd. 2005 Employee Equity Plan. In addition, for directors, we maintain the PartnerRe 2003 Non-Employee Director Plan. The Employee Equity Plan and the Non-Employee Director Plan enables employees and directors respectively, to acquire and maintain share ownership, thereby strengthening their commitment to PartnerRe and promoting a commonality of interest with directors and shareholders. We find that the existence of such plans helps to attract and retain key employees.

The following table sets out details of our equity compensation plans, both active and expired, as at December 31, 2007. In May 2000, our shareholders approved the establishment of the Employee Share Purchase Plan (“ESPP”) and authorized the issuance of up to 500,000 shares under the ESPP. In 2002, we established the Swiss Share Purchase Plan (“SSPP”) to offer a competitive benefit to our employees in Switzerland and the Compensation Committee approved a reduction in the number of shares available for issue under the ESPP to 300,000 in order to make 200,000 shares available for issue under the SSPP. All equity compensation plans, with the exception of the SSPP, have been approved by shareholders. The terms of the SSPP are more fully described under the heading “Stock and Stock Option Plans—Swiss Share Purchase Plan” in Note 10 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

	A	B	C
Plan Category	Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants & Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights($)(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)
Equity compensation plans approved by shareholders	3,625,107	56.01	1,573,020
Equity compensation plans not approved by shareholders	—	—	148,936
Total	3,625,107	56.01	1,721,956

(1)	Includes 74,290 shares that relate to the 1993 Non-Employee Director Stock Plan, 329,309 shares that relate to the 2003 Non-Employee Director Stock Plan, 55,002 shares that relate to the 1993 Stock Option Plan, 2,254,600 shares that relate to the Employee Incentive Plan, 529,688 shares and 382,218 restricted share unit awards that relate to the Employee Equity Plan. Column A includes restricted share unit awards but does not include shares to be purchased pursuant to the ESPP or the SSPP during the current offering period, which commenced on December 1, 2007, and which will close on May 31, 2008.
(2)	The weighted average exercise price of outstanding options is $50.46 per share under the 1993 Non-Employee Director Stock Plan, $63.76 per share under the 2003 Non-Employee Director Stock Plan, $44.37 per share under the 1993 Stock Option Plan, $52.79 per share under the Employee Incentive Plan and $68.66 per share under the Employee Equity Plan. The weighted average exercise price does not take into account any restricted share unit awards.
(3)	Includes 166,191 shares remaining available for grant under the 2003 Non-Employee Director Stock Plan, 996,841 shares and 367,782 restricted share unit awards remaining available for issue under the 2005 Employee Equity Plan, 42,206 shares remaining available for issue under the ESPP and 148,936 shares remaining available for issue under the SSPP. The 1993 Non-Employee Director Stock Plan, the 1993 Stock Option Plan and the Employee Incentive Plan have expired.

The following table sets out details of our equity compensation plans, both active and expired, as at March 28, 2008.

	A	B	C
Plan Category	Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants & Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights ($) (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (3)
Equity compensation plans approved by shareholders	3,920,987	56.74	1,077,078
Equity compensation plans not approved by shareholders	—	—	148,936
Total	3,909,732	56.74	1,226,014

(1)	Includes 74,290 shares that relate to the 1993 Non-Employee Director Stock Plan, 324,813 shares that relate to the 2003 Non-Employee Director Stock Plan, 45,502 shares that relate to the 1993 Stock Option Plan, 2,073,785 shares that relate to the Employee Incentive Plan, 809,272 shares and 593,325 restricted share unit awards that relate to the Employee Equity Plan. Column A includes restricted share unit awards but does not include shares to be purchased pursuant to the ESPP or the SSPP during the current offering period, which commenced on December 1, 2007, and which will close on May 31, 2008. The weighted average remaining contractual term for all options and share appreciation rights is 6.13 years.
(2)	The weighted average exercise price of outstanding options is $50.46 per share under the 1993 Non-Employee Director Stock Plan, $64.12 per share under the 2003 Non-Employee Director Stock Plan, $44.42 per share under the 1993 Stock Option Plan, $52.78 per share under the Employee Incentive Plan and $71.92 per share under the Employee Equity Plan. The weighted average exercise price does not take into account any restricted share unit awards.
(3)	Includes 161,687 shares remaining available for grant under the 2003 Non-Employee Director Stock Plan, 716,510 shares and 156,675 restricted share unit awards remaining available for issue under the 2005 Employee Equity Plan, 42,206 shares remaining available for issue under the ESPP and 148,936 shares remaining available for issue under the SSPP. The 1993 Non-Employee Director Stock Plan, the 1993 Stock Option Plan and the Employee Incentive Plan have expired.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by the external auditors, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the fiscal years 2007 and 2006. All services of the Deloitte Entities were pre-approved by the Audit Committee. The Audit Committee has concluded that the Deloitte Entities could remain independent despite providing the non-audit services listed below.

	Year Ended December 31
	2007	2006
Audit Fees(1)	$4,985,627	$4,991,430
Audit Related Fees(2)	36,000	—
Tax Fees(3)	16,000	—
All Other Fees	—	—
Total	$5,037,627	$4,991,430

(1)	These are fees for professional services rendered by the Deloitte Entities for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q, audit services provided in connection with statutory and regulatory filings, and services related to our S-3 and S-8 filings with the SEC.
(2)	These are fees for assurance and related services performed by the Deloitte Entities that are reasonably related to the performance of the audit or review of our financial statements but not described in item (1) above. This includes employee benefit plan audits.
(3)	These are fees for professional services performed by Deloitte Entities with respect to tax services relating to certain non-U.S. subsidiary companies.

ELECTION OF DIRECTORS

PROPOSAL 1 TO ELECT FOUR (4) DIRECTORS TO HOLD OFFICE

UNTIL THE ANNUAL GENERAL MEETING OF SHAREHOLDERS IN THE YEAR 2011

OR UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN DULY ELECTED

(Item 1 on the Form of Proxy)

At the Annual General Meeting, Ms. Hanratty, Mr. Sautter, Mr. Thiele and Dr. Zech have all respectively been nominated to hold office for a three-year term that will expire at the annual general meeting in the year 2011 or, alternatively, when their respective successors have been duly elected. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, the proxy will be voted for the election of the four nominees named above. The Board has proposed and recommended that each nominee be re-elected to hold office.

If any nominee shall, prior to the Annual General Meeting, become unavailable for election as a director, the persons named in the accompanying proxy will vote for such nominee, if any, in their discretion as may be recommended by the Board, or the Board may reduce the number of directors to eliminate the vacancy.

The presence, in person or by proxy, of the holders of 25% of the outstanding common shares is required for a quorum for the election of directors at the Annual General Meeting, but if a quorum is not present, the Annual General Meeting may be adjourned from time to time until a quorum is obtained. Election of directors at the Annual General Meeting will be decided by a simple majority of votes cast. For further information see the answers to the questions “How many votes must be present to hold the annual general meeting?” and “How many votes are needed to approve each proposal?” on page 3.

Nominees

The respective ages, business experience and directorships in other companies of the four nominees for election are set forth on page 7. All of the nominees currently serve as directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR

DIRECTORS NAMED ABOVE.

PROPOSAL 2 TO RE-APPOINT DELOITTE & TOUCHE, THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITORS TO SERVE UNTIL THE 2009 ANNUAL GENERAL MEETING, AND TO REFER THE DETERMINATION OF AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

(Item 2 on the Form of Proxy)

The Board of Directors proposes and recommends that the shareholders reappoint the firm of Deloitte & Touche to serve as our independent registered public accounting firm until the 2009 annual general meeting. Deloitte & Touche has served as independent auditors from the inception of PartnerRe in August 1993 to the present. A representative of Deloitte & Touche will attend the Annual General Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REAPPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNTIL THE 2009 ANNUAL GENERAL MEETING AND THE REFERRAL TO THE BOARD OF DIRECTORS OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION.

PROPOSAL 3 TO APPROVE OUR 2005 EMPLOYEE EQUITY PLAN,

AS AMENDED AND RESTATED

(Item 3 on Proxy Card)

Our 2005 Employee Equity Plan (“EEP”) was approved by our shareholders on May 10, 2005. Pursuant to the terms of the EEP, the number of shares that may be awarded as either restricted shares or restricted share units is capped at 750,000 shares. This number of shares was intended to be sufficient to grant awards for the first three years of the EEP. After three years it was intended that we would revert to our shareholders to obtain approval to grant further restricted shares or restricted share units pursuant to the EEP. As projected, as of March 28, 2008, we have used 593,325 of the current authorized share pool under the plan for existing awards of restricted share units. As a result of this, and for the additional reason described in the following paragraphs, on February 26, 2008, the Compensation Committee of our Board approved an amendment to the EEP to:

(1) Allocate a further 593,325 shares to the EEP that may be awarded as either restricted share or restricted share units;

(2) Modify the share counting policy, such that fewer shares can become available for issuance under the EEP; and

(3) Amend the definition of “Fair Market Value”.

In 2005, we changed our long-term equity compensation philosophy with respect to our key employees from granting a mix of share options and restricted share units to granting almost exclusively restricted share units. As a result of these changes in our compensation philosophy, we are consuming many more restricted share units in comparison to share settled share appreciation rights. As of March 28, 2008, the total number of shares remaining available for grant under the EEP is 873,185 of which the total number that can be issued as restricted shares or restricted share units is 156,675. In order to continue to implement our long-term equity goals we will be required to allocate a further 593,325 shares to the EEP that may be awarded as either restricted shares or restricted share units. If this amendment is not approved, we will not be able to make further grants of restricted shares or restricted share units pursuant to the EEP once the current cap of 750,000 is reached, but the EEP will otherwise remain in effect.

The EEP has a share counting provision, which in summary permits the shares available for issuance under the EEP to be increased upon the occurrence of certain events, such as the delivery of shares in payment of the exercise of an option or the withholding of shares for the payment of taxes. When shareholder advisory groups assess the cost of an equity plan, they take into consideration the share counting policy. We wish to modify the EEP’s share counting provision to ensure that the cost of the EEP falls within the parameters set forth by shareholder advisory groups. If we receive approval to allocate a further 593,325 shares to the EEP to be awarded as restricted shares or restricted share units, our long-term equity goals will not be adversely affected by modifications to the share counting provision.

In preparing the proposed amendment to the EEP, we have conducted analytical tests that are typically used by shareholder advisory groups. Theses tests examine whether the recommended plan amendments are deemed reasonable in terms of the plan’s cost and “burn rates”‘ relative to industry norms. “Burn rate” is defined as the number of awards granted in a year divided by the weighted average common shares outstanding for that fiscal year. Burn rates include share options, share-settled share appreciation rights and “full value” shares (i.e., restricted shares and restricted share units). We are satisfied that this proposal satisfies these tests in every aspect, and this has been confirmed with external consultants with expertise in this area.

The EEP defines “Fair Market Value” of a share on a given date as “the mean between the highest and lowest sale prices reported as having occurred on the primary exchange with which the Shares are listed and traded on the date prior to such date”. In order to comply with best practice and to have a definition that is consistent with the SEC’s disclosure rules, we would like to amend the definition.

The Board is asking shareholders to approve the plan as so amended and restated.

Description of our 2005 Employee Equity Plan

All employees are eligible to participate in the EEP at the discretion of the Compensation Committee. Pursuant to the EEP, the Compensation Committee may delegate the authority to grant awards to the Chief Executive Officer. As reported in our Annual Report on Form 10-K for the year ended December 31, 2007, the total number of employees is 949. The following is a summary of the material features of the EEP, as proposed to be amended and restated. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of our EEP, which is attached to this Proxy Statement as Appendix I.

Material Features of the EEP, as proposed to be amended and restated

•	The Compensation Committee, which consists solely of independent directors on our board, administers the EEP.

•	Awards under the EEP may be made in the form of options (non-qualified and incentive share options), restricted shares, restricted share units and share-settled share appreciation rights.

•	No counting of shares tendered in payment of the exercise price of an option for the purposes of determining the shares available under the EEP.

•	No counting of shares withheld for payment of taxes for the purposes of determining the shares available under the EEP.

•	No net share counting.

•

The number of shares that may be awarded as either restricted shares or restricted share units is capped at 1,343,325 shares. This number represents the original cap of 750,000 plus the additional amount of 593,325 being requested pursuant to this proposal.

•

Restricted share and restricted share units will not vest prior to three years from the date of grant unless: (i) the vesting is performance based, (ii) they are awarded in lieu of a company obligation to pay cash or (iii) they are issued in connection with the exercise of an option or other award made under the EEP.

•	The exercise price of options and share appreciation rights awarded under the plan will not be less than fair market value at the time of grant.

•	Repricing of options and share appreciation rights is prohibited.

•	Options and share appreciation rights will generally vest ratably over three years on the first, second and third anniversaries of the date of grant.

•	Accelerated vesting of any grant may only be made at the discretion of the Compensation Committee.

•

Unless specifically provided to the contrary in any award agreement under the EEP, upon a change in control (as defined in the EEP), all outstanding awards will become fully exercisable, will vest and will be settled, as applicable, and any restrictions applicable to any award shall automatically lapse.

•	The EEP will expire on the date of the annual meeting of shareholders in 2015.

•

Certain awards to certain senior executives will, if the Compensation Committee intends any such award to qualify as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code, become earned and payable only if pre-established targets relating to one or more of the following performance measures are achieved: (i) earnings per share, (ii) financial year return on common equity, (iii) underwriting year return on equity, (iv) return on net assets, (v) organizational objectives and (vi) premium growth. The individual maximum number of shares underlying any such share-denominated award granted in any year will be 800,000 shares, and the individual maximum amount earned with respect to any such non-share denominated award granted in any year will be $5,000,000.

New Plan Benefits

Any awards under the EEP, as proposed to be amended and restated, will be at the discretion of the Compensation Committee. Therefore, it is not possible at present to determine the amount or form of any award that will be available for grant to any individual during the term of the EEP.

Tax Matters

The following discussion is a brief summary of the principal U.S. federal income tax consequences under current federal income tax laws relating to awards of share settled-share appreciation rights, non-qualified share options and incentive share options under the EEP. This information is being presented in order to comply with SEC regulations. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. In addition, as we are domiciled in Bermuda, certain statements of the summary may not be applicable.

Non-Qualified Share Options. An optionee will not recognize any taxable income upon the grant of a non-qualified share option, and we will not be entitled to a tax deduction with respect to the grant of a non-qualified share option. Upon exercise of a non-qualified share option, the excess of the fair market value of the underlying shares of common shares on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. We will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares received pursuant to the exercise of a non-qualified share option will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of shares received upon the exercise of a non-qualified share option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.

Incentive Share Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive share option and we will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive share option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to us, if the incentive share option is not exercised on a timely basis (generally, while the optionee is employed by us or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition,” as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax.

A sale or exchange by an optionee of shares acquired upon the exercise of an incentive share option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive share option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive share option or within one year from the date of transfer of the incentive share option shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the incentive share option and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and we will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by us.

If the EEP, as proposed to be amended and restated is approved by the shareholders, we estimate that the cumulative overhang would be not more than 9.02%. This cumulative overhang estimate is based upon share data from all director and employee equity-based compensation plans, including outstanding options and all unvested restricted shares and restricted share units, divided by the common shares outstanding.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

OUR 2005 EMPLOYEE EQUITY PLAN, AS AMENDED AND RESTATED.

APPENDIX I

PARTNERRE LTD.

2005 EMPLOYEE EQUITY PLAN

Effective May 10, 2005

(as amended and restated effective May 22, 2008 following the

Annual General Meeting of shareholders)

Section 1. PURPOSE

The purpose of the Plan is to provide a means through which the Company and its Subsidiaries may attract able persons to enter and remain in their employ and to provide a means whereby those key employees and other persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain share ownership, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between shareholders and these key employees. It is intended that certain options granted under this Plan may qualify as “incentive stock options” under Section 422 of the Code.

Section 2. DEFINITIONS

(a) “Award” means, individually or collectively, any award of Incentive Stock Options, Nonqualified Stock Options, Restricted Shares or Restricted Share Units or any Performance Award.

(b) “Award Agreement” means a written agreement or instrument between the Company and a Participant setting forth the specific terms of an Award, which may, but need not, be executed by the Participant.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” shall occur when (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Company, a Subsidiary or any employee benefit plan(s) sponsored by the Company or any Subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the then outstanding Common Stock; (ii) individuals who constitute the Board on the effective date of this Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this Plan, whose election, or nomination for election by the Company’s shareholders, was on the recommendation or with the approval of at least two-thirds of the directors comprising the Board on the effective date of this Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Board on the effective date of this Plan; and provided further that, notwithstanding the foregoing, no such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board shall in any event be considered to be a director in office on the effective date of this Plan; (iii) any plan or proposal for the liquidation of the Company is adopted by the shareholders of the Company; (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions); or (v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), other than with a wholly-owned Subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or ultimate parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity, or the ultimate parent thereof, outstanding immediately after such Transaction.

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(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f) “Committee” means such committee of the Board as the Board may appoint to administer the Plan.

(g) “Common Stock” or “Shares” means the authorized common shares, par value US$1.00 per share, of the Company.

(h) “Company” means PartnerRe Ltd.

(i) “Consultant” means any person, including any advisor, engaged by the Company or a Subsidiary to render consulting, advisory or other services and who is compensated for such services, other than a member of the Board.

(j) “Date of Grant” means the date on which the granting of an Award is authorized or such other date as may be specified in such authorization.

(k) “Disqualifying Disposition” means any disposition (including any sale) of Shares acquired by exercise of an Incentive Stock Option made within the period which is (a) two years after the date the Participant was granted the Incentive Stock Option or (b) one year after the date the Participant acquired Shares by exercising the Incentive Stock Option.

(l) “Eligible Person” means an Employee or a Consultant, or, for the purpose of granting Substitute Awards, a holder of options or other equity based awards relating to the shares of a company acquired by the Company or with which the Company combines.

(m) “Employee” means a current or prospective common law employee of the Company or a Subsidiary.

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

(o) “Fair Market Value” of a Share on a given date means (A) if the Shares are listed on a national securities exchange, the ~~mean between the highest and lowest sale prices~~ closing sale price reported as having occurred on the primary exchange with which the Shares are listed and traded on ~~the date prior to~~ such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (B) if the Shares are not listed on any national securities exchange but are quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the ~~a~~ closing sale ~~verage between the high bid price and low ask~~ price reported on ~~the date prior to~~ such date, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported. If the Common Stock is not quoted on NASDAQ-NMS or listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Committee in good faith to be the fair market value per Share, on a fully diluted basis.

(p) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(q) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

(s) “Participant” means an Eligible Person to whom an Award is granted pursuant to the Plan.

(t) “Performance Award” means an award, denominated in cash or Shares or any combination thereof, granted pursuant to Section 9 of the Plan and payable only upon the achievement of performance targets, as set forth in Section 9.

(u) “Plan” means the PartnerRe Ltd. 2005 Equity Compensation Plan, as amended from time to time.

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(v) “Restricted Period” means, with respect to any Restricted Share or Restricted Share Unit, the period of time determined by the Committee during which such Restricted Share or Restricted Share Unit is subject to restrictions or forfeiture, as set forth in Section 8 and in the applicable Award Agreement.

(w) “Restricted Share” means a Common Share issued to a Participant pursuant to Section 8.

(x) “Restricted Share Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares, each of which Units represents a right to receive the value of a Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

(y) “Subsidiary” means any corporation of which a majority of the outstanding voting securities or voting power is beneficially owned directly or indirectly by the Company and otherwise as provided in Section 86 of the Companies Act 1981 of Bermuda.

(z) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3. DURATION

The Plan expires on the date of the annual meeting of shareholders in the year 2015, and no further Awards may be made after the expiration thereof. Notwithstanding the expiration of the Plan, the Plan provisions shall continue to govern outstanding Awards until all matters relating to the payment of Awards and administration of the Plan have been settled.

Section 4. ADMINISTRATION

The Committee shall have authority to administer the Plan, including, without limitation, the authority to:

(a) Select the Eligible Persons to participate in the Plan;

(b) Determine the nature and extent of the Awards to be made to each Participant;

(c) Determine the time or times when Awards will be made;

(d) Determine the duration of each Restricted Period and the conditions to which the payment of Awards may be subject;

(e) Establish and adjudicate the performance goals and Awards consequent thereon for each Restricted Period;

(f) Accelerate the vesting of any outstanding Award, reduce the Restricted Period applicable to any Award and/or extend the period following termination of employment during which an Award may be exercised;

(g) Prescribe the form or forms of Award Agreements; and

(h) Cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date and type of each Award, the number of Shares underlying each Award, and the duration of any applicable vesting period or Restricted Period.

All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

The Committee may delegate to the Chief Executive Officer of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act; provided, however, that any such delegation shall conform to the requirements of the New York Stock Exchange applicable to the Company, and Bermuda corporate law.

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Section 5. ELIGIBILITY.

(a) General. Participation shall be limited to Eligible Persons who have received notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan. Substitute Awards may be granted to holders of options and other equity-based awards relating to the shares of a company acquired by the Company or with which the Company combines.

(b) Incentive Stock Option Limitation. Incentive Stock Options may be granted only to Employees.

Section 6. SHARES AVAILABLE FOR AWARDS.

(a) Subject to adjustment as provided below, the number of Shares available for issuance under the Plan shall be ~~2,152,603~~ [            ] Shares [1]. Notwithstanding the foregoing and subject to adjustment as provided in Section 6(~~e~~d), (i) no Participant may receive Options and stock appreciation rights under the Plan in any calendar year that relate to more than 500,000 Shares and (ii) the maximum number of Shares with respect to which Awards may be made under Section 8 is ~~750,000~~ 1,343,325. Awards may be made under Section 8 without regard to such limit if (x) the vesting conditions relating to such Awards are based upon Company or Subsidiary performance measures, (y) such Awards are made in satisfaction of Company obligations to employees that would otherwise be paid in cash or (z) such Awards are issued in connection with the exercise of an Option or other Award hereunder.

(b) If, after the effective date of the Plan, (i) any Shares covered by an Award (other than a Substitute Award), or to which such an Award relates, are terminated, forfeited, or cancelled, or (ii) such an Award otherwise terminates or is settled without the delivery of all the Shares underlying such Award (other than as a result of net share settlement, cashless exercise of an Option or similar arrangement), then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture, termination, settlement or cancellation, shall again be, or shall become, available for issuance under the Plan, ~~subject to Section 6(d)~~. Shares becoming available for grant following any such forfeiture, termination, settlement or cancellation~~, or following an event described in Section 6(c) below,~~ may be regranted as the same type of Award as the original Award, for purposes of the limits on Award types set forth in Section 6(a). ~~For purposes of this Section 6(b), awards and options granted under any previous option or long-term incentive plan of the Company (other than a Substitute Award granted under any such plan) shall be treated as Awards.~~

~~(c) In the event that any Option or other Award hereunder (other than a Substitute Award) is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Option or Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased, subject to Section 6(d), by the number of Shares so surrendered or withheld.~~

~~(d) Notwithstanding the foregoing, the number of Shares which may be added back to the Shares authorized for issuance under the Plan pursuant to the provisions of Section 6(b)(ii) and 6(c) shall not exceed 400,000.~~

(~~e~~c) Any Shares delivered pursuant to an Award shall consist of authorized and unissued Shares.

(~~f~~d) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential

[1]

As of March 28, 2008, 873,185 shares remained available for issuance. The actual number of shares available for issuance will be 873,185 less any grants made pursuant to the Plan between March 28, 2008 and May 22, 2008, plus any shares that become available for issuance pursuant to section 6(b), plus, if approved, the number of shares being requested for approval at the May 22, 2008 annual general meeting.

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benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 6(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(~~g~~e) Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under the Plan.

Section 7. OPTIONS.

(a) General. Options granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. The provisions of each Option shall be set forth in an Award Agreement, which agreements need not be identical, and each Option shall include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i) Term. Subject to Section 7(b)(ii) hereof in the case of certain Incentive Stock Options, no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(ii) Exercise Price. Except in the case of Substitute Awards, the exercise price per Share for each Option shall not be less than the Fair Market Value per Share at the time of grant. Except in connection with an action taken pursuant to Section 6(~~f~~d), no Option shall be amended or replaced in any manner that would have the effect of reducing the exercise price of such Option established at the time of grant thereof.

(iii) Payment for Stock. Payment for Shares acquired pursuant to Options granted hereunder shall be made in full, or adequate provision made therefor, upon exercise of the Options (A) in immediately available funds in United States dollars, by wire transfer, certified or bank cashier’s check, (B) by surrender to the Company of Shares which have a Fair Market Value equal to such aggregate purchase price and which satisfy such other requirements as the Committee may impose, (C) by delivering irrevocable trade instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the aggregate exercise price, (D) by any combination of (A), (B), or (C) above, or (E) by any other means approved by the Committee.

(iv) Vesting. Options shall vest and become exercisable in such manner and on such date or dates set forth in the Award Agreement as may be determined by the Committee; provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may in its sole discretion accelerate the vesting of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting. Unless the Committee shall establish another vesting schedule in accordance with the foregoing, Options shall vest and become exercisable in increments of 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the date of grant.

(b) Special Provisions Applicable to Incentive Stock Options.

(i) Exercise Price of Incentive Stock Options. Subject to the provisions of subsection (ii) hereof, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option on the date the Option is granted.

(ii) Ten Percent (10%) Shareholders. No Incentive Stock Option may be granted to an Employee who, at the time the option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such option (A) has an exercise price of at least 110 percent of the Fair Market Value on the date of the grant of such option; and (B) cannot be exercised more than five years after the date it is granted.

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(iii) $100,000 Limitation. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(iv) Disqualifying Dispositions. Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an Incentive Stock Option.

(c) ~~Net Share Settlement—~~Share Appreciation Rights. Any Option granted hereunder may contain a provision requiring, or permitting the Participant to elect, that such Option be settled by delivery to the Participant of a number of Shares having a Fair Market Value equal to the excess of the Fair Market Value of all the Shares underlying the Option (or portion thereof being so exercised) over the aggregate exercise price thereof. Any such Award containing such a provision may be denominated a “Share Appreciation Right”. If, and only if, such an Option or Share Appreciation Right is issued to a Participant who is not a United States taxpayer, the value of the Shares otherwise deliverable to the Participant upon such net share settlement of the Option may be delivered in cash.

Section 8. RESTRICTED SHARES AND RESTRICTED SHARE UNITS

(a) The Committee is hereby authorized to grant Awards of Restricted Shares and Restricted Share Units to Participants.

(b) Restricted Shares and Restricted Share Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Restricted Share or the right to receive any dividend, dividend equivalent or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the restrictions or vesting conditions applicable to an Award of Restricted Shares or Restricted Share Units relate exclusively to the passage of time and continued employment or provision of services, or refraining therefrom, such time period (during which period such restrictions or vesting conditions may lapse ratably or on a “cliff” basis) shall consist of not less than 36 months, except that the foregoing restriction shall not apply to such Awards if they meet any of the conditions described in Section 6(a)(x), (y) or (z).

(c) Restricted Shares granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a share certificate or certificates. In the event any share certificate is issued in respect of Restricted Shares granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares.

(d) Except as otherwise determined by the Committee, upon termination of employment or cessation of the provision of services (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Restricted Shares and all Restricted Share Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Restricted Shares or Restricted Share Units. Notwithstanding the foregoing, unless the Committee shall provide otherwise in an Award Agreement, Restricted Share Units shall continue to vest and be settled on the schedule originally determined at the time of grant for the 36 months following termination of employment as a result of retirement.

Section 9. PERFORMANCE BASED COMPENSATION

(a) The Committee is hereby authorized to grant Performance Awards to eligible Participants under this Section 9, if the Committee intends that any such Award should qualify as “qualified performance based compensation” for purposes of Section 162(m) of the Code. Each Performance Award shall include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of one or more of the following performance measures: (i) Return on Net Assets,

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(ii) Underwriting Year Return on Equity, (iii) Financial Year Return on Common Equity, (iv) Organizational Objectives, (v) Earnings Per Share or (vi) Premium Growth. For any Award subject to any such pre-established formula, no more than $5,000,000, or if such Award is denominated in Shares, 800,000 Shares, can be paid or delivered in satisfaction of such Award to any Participant.

(b) For purposes of this Section, the following terms shall have the meanings set forth below:

(i) “Earnings Per Share” shall mean earnings per share calculated in accordance with Generally Accepted Accounting Principles.

(ii) “Financial Year Return On Common Equity” for a period shall mean net income less preferred share dividends divided by total beginning shareholders equity, less amounts, if any, attributable to preferred shares.

(iii) “Underwriting Year Return on Equity” for a period shall mean the present value of underwriting income divided by the business unit capitalization, plus the risk free rate plus any adjustments for taxation, cost of holding capital or prior year development.

(iv) “Return On Net Assets” for a period shall mean net income less preferred share dividends divided by the difference of average total assets less average non-debt liabilities, with average defined as the sum of assets or liabilities at the beginning and ending of the period divided by two.

(v) “Organizational Objectives” shall mean specific goals established by the Committee relating to operational, non-financial, performance of the Company.

(vi) “Premium Growth” shall mean either an absolute or relative premiums written target on either a gross or net basis.

(c) The Committee shall establish the performance formula for any Performance Award, and shall certify that the requisite performance has been achieved prior to payment thereof, in accordance with the requirements of Section 162(m) and the regulations promulgated thereunder. The Committee shall have the authority to reduce, but not to increase, the amount payable under a Performance Award upon achievement of the performance goals established therefor.

(d) Performance Awards may be paid in cash, Shares or any combination thereof.

Section 10. GENERAL

(a) Adjustment of Performance Goals. The Committee may, during any Restricted Period, make such adjustments to performance goals as it may deem appropriate, to compensate for, or reflect, any significant changes that may have occurred during such Restricted Period in (i) applicable accounting rules or principles or changes in the Company’s method of accounting or in that of any other corporation whose performance is relevant to the determination of whether an Award has been earned or (ii) tax laws or other laws or regulations that alter or affect the computation of the measures of performance goals used for the calculation of Awards, provided, however, that the Committee may not make any amendment to a Performance Award that is not permitted under Section 162(m) of the Code.

(b) Privileges of Share Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to any of the privileges of share ownership in respect of Shares subject to Awards granted hereunder until such Shares have been duly issued and the Participant has become the record owner thereof.

(c) Government and Other Regulations. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required and to which the Company is subject. The Company shall use its reasonable efforts to cause the offer and sale of Shares reserved under the Plan to be registered under the U.S. Securities Act of 1933, as amended, on Form S-8 prior to the issuance of any Shares under the Plan.

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(d) Tax Withholding. Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards, to the extent paid in cash, all applicable income, employment, social security or other taxes required by law to be withheld with respect to such Awards and, in the case of Awards paid in Shares, the Participant or other person receiving such Shares may be required to pay to the Company or a Subsidiary, as appropriate prior to delivery of such Shares, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Shares. Subject to such restrictions or limitations as the Committee may impose, the Company may accept or withhold Shares of equivalent Fair Market Value in payment of such withholding tax obligations.

(e) Claim to Awards and Employment Rights. Except as may be provided in any Award Agreement, no employee or other person shall have any claim or right to be granted an Award under the Plan nor, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

(g) Designation and Change of Beneficiary. Each Participant may, in accordance with procedures to be established by the Committee, designate in writing one or more persons as the beneficiary who shall be entitled to receive the amounts payable with respect to Awards granted hereunder, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new such designation. In the event of any issue or question arising in respect of any beneficiary designation, the Company shall be entitled to pay to the Participant’s estate any amounts owing to the Participant under the Plan or any Award.

(h) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

(i) Governing Law. The Plan shall be governed by and construed in accordance with the laws of Bermuda without reference to the principles of conflicts of law thereof.

(j) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(k) Nontransferability. A Participant’s rights and interest under the Plan or under any Award, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Participant’s death, to a designated beneficiary to the extent permitted by the Committee, or in the absence of such designation, by will or the laws of descent and distribution. Options shall be exercisable during the lifetime of a Participant only by the Participant. Notwithstanding the foregoing, Awards may be transferable, to the extent provided in the respective Award Agreement, to any person or entity who would be considered a “family member” of the Participant for purposes of Form S-8 under the U.S. Securities Act of 1933.

(l) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as may otherwise be specifically provided.

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(m) Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

(n) Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(o) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

Section 11. EFFECT OF CHANGE IN CONTROL

(a) In the event of a Change in Control, notwithstanding any vesting schedule established by the Committee (i) with respect to an Award of Restricted Shares or Restricted Share Units, the Restricted Period shall expire immediately with respect to the maximum number of Restricted Shares or Restricted Share Units subject to such Award, with effect from the day preceding the date of such change, (ii) all outstanding Options shall immediately vest and become exercisable and (iii) all outstanding Performance Awards shall be paid as if the performance goals established in connection therewith were fully achieved, except to the extent expressly set forth in the applicable Award Agreement.

(b) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 12. NONEXCLUSIVITY OF THE PLAN

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, arrangements providing for the grant of share options, and such arrangements may be either applicable generally or only in specific cases.

Section 13. AMENDMENTS AND TERMINATION

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is necessary to comply with the requirements of the New York Stock Exchange or applicable law, or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of any Participant or holder or beneficiary under any Award theretofore granted under the Plan without the consent of the affected Participant, holder or beneficiary.

(c) Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

(d) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

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APPENDIX II

PartnerRe Ltd.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by the external auditors, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”). These policies and procedures prohibit the Deloitte Entities from performing any services for PartnerRe or PartnerRe subsidiaries without the prior approval of the Audit Committee. The Audit Committee has pre-approved the use of Deloitte & Touche for certain audit-related services, which are as follows:

•

Annual audit of PartnerRe’s consolidated financial statements, including quarterly reviews, consultation on accounting issues, system control work, reports/ reviews (Form 10-K, annual report, etc.), attendance at Audit Committee meetings, preparation of management letter, use of specialists in connection with the foregoing and other services integral to audits of and expressing opinions on PartnerRe’s financial statements;

•

Annual audit of PartnerRe’s internal control over financial reporting, including interim procedures on both S 302 and 404 of Sarbanes Oxley, consultation on internal control issues, system control work, use of specialists in connection with the foregoing and other services integral to audits of and expressing opinions on PartnerRe’s internal control over financial reporting;

•	Consultation related to implementation of new accounting standards;

•

Audits of opening balance sheets of acquired companies and accounting consultations on acquisitions and proposed acquisitions where such services would otherwise be performed in the audit of PartnerRe’s consolidated financial statements;

•	Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations;

•	Compliance letters, agreed upon procedures, reviews and similar reports related to audited financial statements;

•

Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports, including affiliate transaction audits;

•

Services that result from the role of Deloitte as independent auditor such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements;

•	Employee benefit plan audits where fees are paid by PartnerRe;

•	SAS 70 attestation reports;

•	Electronic accounting research services;

•	Foreign statutory audits and other regulatory reports, including but not limited to the audit of any Derivative Use Plans as required by the New York Insurance Department;

•	Review of financial statement tax provision and related disclosures; and

•	Merger and acquisition due diligence services.

Other Permitted Services

Specific approval is required from the Audit Committee before the Deloitte Entities are appointed to provide:

•	Non-financial information systems/consulting;

•	Integration consulting services;

•	Review of third party specialist work related to appraisal and/or valuation services;

•	Actuarial consulting services—non-audit related;

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•	Employee benefits consulting;

•	Training; and

•	Tax services—returns, tax planning and consultation.

Prohibited Services

The Deloitte Entities may not provide:

•	Bookkeeping or other services related to our accounting records or financial statements;

•	Appraisal or valuation services or fairness opinions;

•	Management or human resources functions;

•	Broker-dealer, investment adviser or investment banking services;

•	Legal services and expert services unrelated to the audit;

•	Internal audit outsourcing; and

•	Financial information systems design and implementation.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee reviews the following:

•	A report summarizing the service, or grouping of related services, provided by the Deloitte Entities and the fees paid for those services; and

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

The Chairman of the Audit Committee is authorized to pre-approve services on behalf of the Audit Committee between meetings should the need arise. Any services and fees approved by the Chairman would be included in the quarterly summary for the Audit Committee.

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PARTNERRE LTD. WELLESLEY HOUSE 90 PITTS BAY ROAD PEMBROKE HM08 BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by PartnerRe Ltd. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to PartnerRe Ltd., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by close of business on May 21, 2008.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRTRE1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARTNERRE LTD.		For All	Withhold All	For All Except	To withhold authority to vote for any
A	Election of Directors — The Board				individual nominee(s), mark “For All
	of PartnerRe Ltd. recommends that shareholders vote “For” the nominees listed below.				Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1.	To elect four (4) directors to hold office until the 2011 annual general meeting of shareholders or until their respective successors have been duly elected.
Nominees:
01) Judith Hanratty
02) Rémy Sautter
03) Patrick A. Thiele
04) Jürgen Zech
B	Proposals — The Board of PartnerRe Ltd. recommends that shareholders vote “For” the proposals listed below.					For	Against	Abstain

2.

To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors, to serve until the 2009 annual general meeting, and to refer decisions about the auditors’ remuneration to the Board of Directors.

						☐	☐	☐

3.	To approve our 2005 employee equity plan, as amended and restated.					☐	☐	☐

4.	To consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment thereof.					☐	☐	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the share certificate. When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

ê    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN    ê

THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy — PartnerRe Ltd.

This Proxy is solicited on behalf of the Board of Directors of PartnerRe Ltd.

in connection with our Annual General Meeting of Shareholders to be held on May 22, 2008

The undersigned shareholder of PartnerRe Ltd. hereby appoints John A. Rollwagen and Patrick A. Thiele, each the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution to vote all of our Common Shares, $1.00 par value per share, which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders to be held May 22, 2008 and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the purposes set forth on the reverse side hereof.

This Proxy will be voted as directed or, if no direction is indicated, it will be voted FOR the election of nominees and the approval of the proposals described on the reverse side.

PLEASE COMPLETE, SIGN AND DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.